UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Tuesday, May 18, 2010 at 10:00 a.m., Eastern Time, at 601 Lexington Avenue, 14th Floor, New York, New York.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.

We are pleased to inform you that we are again taking advantage of the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders via the Internet rather than in paper form. Accordingly, we are sending most of our stockholders a notice regarding the availability of the proxy statement and our annual report via the Internet. We believe these rules will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please vote as soon as possible. Instructions on how to vote are contained in the proxy statement.

Thank you for your continued support of Boston Properties.

Sincerely,

Mortimer B. Zuckerman

Chairman of the Board & Chief Executive Officer

BOSTON PROPERTIES, INC.

800 Boylston Street

Suite 1900

Boston, MA 02199-8103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2010

The 2010 annual meeting of stockholders of Boston Properties, Inc. will be held on Tuesday, May 18, 2010 at 10:00 a.m., Eastern Time, at 601 Lexington Avenue, 14th Floor, New York, New York, for the following purposes:

1.	To elect the three nominees named in the proxy statement as Class I directors, each to serve for a three-year term and until their respective successors are duly elected and qualified.

2.	To approve an amendment to our Amended and Restated Certificate of Incorporation relating to the election of directors.

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

4.	To consider and act upon a stockholder proposal concerning the preparation of a sustainability report, if properly presented at the meeting.

5.	To consider and act upon a stockholder proposal concerning an independent board chairman, if properly presented at the meeting.

6.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 24, 2010. If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

FRANK D. BURT, ESQ.
Secretary

April 1, 2010

Important Notice Regarding the Availability of Proxy Materials for

the Stockholders Meeting to be Held on May 18, 2010

The proxy statement and our 2009 annual report to stockholders are available at www.edocumentview.com/bxp.

PROXY STATEMENT

i

ii

April 1, 2010

BOSTON PROPERTIES, INC.

800 Boylston Street

Suite 1900

Boston, MA 02199-8103

PROXY STATEMENT

This proxy statement is being made available to stockholders on or about April 1, 2010 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2010 annual meeting of stockholders of Boston Properties, Inc. to be held on Tuesday, May 18, 2010 at 10:00 a.m., Eastern Time, at 601 Lexington Avenue, 14th Floor, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2009 annual report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2009, available to our stockholders electronically via the Internet. On or about April 1, 2010, we began mailing to many of our stockholders a Notice of Internet Availability (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 1, 2010, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2009 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, a proposed amendment to our Amended and Restated Certificate of Incorporation, the ratification of the appointment of our independent registered public accounting firm and, if properly presented, consideration of two stockholder proposals.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 24, 2010, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., if you hold your shares in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 139,001,495 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect votes withheld for director nominees, abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting.    If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

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Vote by Internet.    You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 17, 2010. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Telephone.    If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 17, 2010. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Mail.    If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name.    If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee has sent one copy of our annual report and proxy statement to your address for all residents that own shares of common stock in street name. However, even if your broker, bank or other nominee has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors and its Committees

Board of Directors.    Boston Properties is currently managed by an eleven member Board of Directors, which is divided into three classes (Class I, Class II and Class III). Our Board of Directors is currently comprised of four Class I directors (Mortimer B. Zuckerman, Carol B. Einiger, Dr. Jacob A. Frenkel and Richard E. Salomon), four Class II directors (Lawrence S. Bacow, Zoë Baird, Alan J. Patricof and Martin Turchin) and three Class III directors (Frederick J. Iseman, Douglas T. Linde and David A. Twardock). Dr. Frenkel was appointed to the Board of Directors on February 24, 2010. The Nominating and Corporate Governance Committee oversaw the search process for a new director and collaborated with other non-employee directors and the Chairman of the Board in identifying and recommending Dr. Frenkel to our Board. The members of each class of our Board of Directors serve for staggered three-year terms, and the terms of our current Class I, Class II and Class III directors expire at the annual meetings of stockholders to be held in 2010, 2011 and 2012, respectively. Mr. Salomon is not standing for reelection to the Board at the 2010 annual meeting of stockholders. As a result of Mr. Salomon’s decision not to stand for reelection, the size of the Board will be reduced to ten members and only three Class I directors will be elected at the 2010 annual meeting of stockholders.

Leadership Structure.    Currently, Mr. Zuckerman serves as the Chairman of the Board of Directors and Chief Executive Officer of Boston Properties, and we do not have a lead independent director. Mr. Zuckerman co-founded Boston Properties in 1970 and has served as the Chairman of the Board since our initial public offering in June 1997. From June 1997 through January 2010, Edward H. Linde, a co-founder of Boston Properties, served as Chief Executive Officer. Following the passing of Mr. E. Linde on January 10, 2010, Mr. Zuckerman assumed the duties of Chief Executive Officer. Our Board of Directors does not believe that the roles of Chairman and Chief Executive Officer must be combined, as evidenced by Mr. E. Linde’s previous service as Chief Executive Officer, and may in the future separate these roles. However, at this time, the Board of Directors believes that Boston Properties and our stockholders are best served by having Mr. Zuckerman serve as Chairman and Chief Executive Officer.

Mr. Zuckerman’s 40 years of experience leading Boston Properties and significant ownership interest in Boston Properties uniquely qualify him to serve as both Chairman and Chief Executive Officer. In addition, our Board of Directors believes that Mr. Zuckerman’s combined role as an executive officer and the Chairman of our Board of Directors promotes unified leadership and direction for our Board of Directors and executive management, and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans.

Boston Properties does not have a lead independent director. Our Board of Directors encourages strong communication among all of our independent directors and the Chairman and believes that it is currently best served without designating a single lead independent director. Our Board of Directors believes that it is able to effectively provide independent oversight of Boston Properties’ business and affairs, including risks facing Boston Properties, without an independent Chairman or a lead independent director through the composition of our Board of Directors, the strong leadership of the independent directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Nine of the eleven current members of our Board of Directors are non-management directors, and eight of these directors are independent under the New York Stock Exchange Corporate Governance Rules, or the NYSE Rules. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

In addition, in determining the appropriate leadership structure of our Board of Directors, our Board of Directors considered the results of the vote on the stockholder proposal submitted to our stockholders at last year’s annual meeting of stockholders regarding the adoption of a policy requiring the Chairman of the Board of Directors to be an independent director who has not previously served as an executive officer of Boston Properties. Our stockholders considered and rejected this proposal at the 2009 annual meeting of stockholders, with approximately 57% of the votes cast against the proposal.

Director Independence.    Under the NYSE Rules, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of a ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during our current fiscal year, payments to us for property or services in excess of five percent (5%) of: (i) our consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of a ten percent (10%) equity interest in, any business or professional entity to which we have made during any of such fiscal years, or propose to make during our current fiscal year, payments for property or services in excess of five percent (5%) of: (i) our consolidated gross revenues for such fiscal year (or, in the case of proposed payments, our last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where our annual discretionary charitable contributions in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)	a director or an immediate family member of a director being indebted to us in an amount in excess of $120,000;

(e)	a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to us in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom we are indebted (other than with respect to (i) any of our publicly traded debt securities or (ii) non-recourse loans secured by real estate where both we and the lender intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of our total consolidated assets;

(f)	a transaction or currently proposed transaction (other than relating to the ownership of our securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from us to a director or an immediate family member of a director; or

(g)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with us where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

Because Mses. Baird and Einiger and Messrs. Bacow, Frenkel, Iseman, Patricof, Salomon and Twardock do not have any relationships with us other than those that are deemed not material under the foregoing categorical standards, the Board of Directors has determined that they are “independent directors” for purposes of the NYSE Rules.

Risk Oversight.    The Board of Directors plays an important role in the risk oversight of Boston Properties. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against Boston Properties and various other matters relating to Boston Properties’ business, (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, development projects, new borrowings and the appointment and retention of Boston Properties’ senior management, (3) the direct oversight of specific areas of Boston Properties’ business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (4) regular periodic reports from Boston Properties’ auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a REIT for tax purposes and Boston Properties’ internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

Because of the role of the Board of Directors in the risk oversight of Boston Properties, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. The Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston

Properties’ operations, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “— Leadership Structure” above for a discussion of why the Board of Directors has determined that its current leadership structure is appropriate.

Meetings.    Our Board of Directors met nine times during 2009. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of our Board of Directors on which the director served (during the periods that he or she served). Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Nine of the ten directors then serving attended the 2009 annual meeting of stockholders; one director was unable to attend due to illness.

Directors who qualify as “non-management” within the meaning of the NYSE Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate. Each director has the right to call an executive session. In addition, at least once per year, an executive session is held with only independent directors present. The executive sessions are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular executive session or portion of an executive session.

Committees.    Our Board of Directors has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees are described below.

Audit	Compensation	Nominating and Corporate Governance
Alan J. Patricof, Chair	Richard E. Salomon, Chair	Zoë Baird, Chair
Lawrence S. Bacow	Zoë Baird	Alan J. Patricof
Carol B. Einiger	Frederick J. Iseman	David A. Twardock
David A. Twardock

Audit Committee.    Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof (Chair) and Bacow and Ms. Einiger. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (2) reviews with our independent accountants the scope and results of the audit engagement, (3) approves professional services provided by our independent accountants and (4) reviews the independence of our independent accountants. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE Rules. Our Board of Directors determined that Mr. Patricof qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Audit Committee Report is included in this proxy statement on page 55. The Audit Committee met eight times during 2009.

Compensation Committee.    Our Board of Directors has established a Compensation Committee consisting of Messrs. Salomon (Chair), Iseman and Twardock and Ms. Baird. Mr. Salomon’s service on the Compensation Committee will cease concurrently with the conclusion of his term as a director on May 18, 2010. None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE Rules.

The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Compensation Committee’s responsibilities include, among other duties, the responsibility to (1) review and approve the corporate goals and objectives relevant to the compensation of the Chairman, the Chief Executive Officer and certain designated senior executive officers,

(2) evaluate the performance of the Chairman, the Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determine and approve compensation of such officers based on such evaluation, (3) review and approve the compensation of other executive officers, (4) review and approve grants and awards under all incentive-based compensation plans and equity-based plans and (5) perform other functions or duties deemed appropriate by the Board.

The Compensation Committee makes all compensation decisions for all executive officers. With respect to compensation decisions relating to executive officers other than the Chairman and the Chief Executive Officer, the Compensation Committee takes into consideration recommendations made by the Chairman and Chief Executive Officer, the President and the Chief Operating Officer. Decisions regarding the non-equity compensation of other officers and employees are made by the Chief Executive Officer, in consultation with the President and Chief Operating Officer. The Compensation Committee has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers. In 2009, the Compensation Committee once again engaged FTI Schonbraun McCann Group, or SMG, a real estate advisory practice of FTI Consulting, Inc., to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of SMG’s assignments and related disclosures is included in “Compensation Discussion and Analysis” beginning on page 23. The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors.

The Compensation Committee Report is included in this proxy statement on page 35. The Compensation Committee met seven times during 2009; two of these meetings were joint meetings with the Nominating and Corporate Governance Committee.

Nominating and Corporate Governance Committee.    Our Board of Directors has established a Nominating and Corporate Governance Committee (the “NCG Committee”) consisting of Ms. Baird (Chair) and Messrs. Patricof and Twardock, each of whom is an independent director under the NYSE Rules. Mr. Patricof joined the NCG Committee as of July 16, 2009. The NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The NCG Committee, among other functions, is responsible for identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending director nominees to the Board for election at each annual meeting of stockholders. The NCG Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines, establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders, establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board, including nominees recommended by securityholders. The NCG Committee met seven times during 2009; two of these meetings were joint meetings with the Compensation Committee.

A copy of each of our Audit Committee, Compensation Committee and NCG Committee Charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Our Board of Directors also has (1) a Special Transactions Committee, the current members of which are Messrs. Zuckerman and D. Linde, which may approve acquisitions, dispositions, financings and refinancings involving amounts less than $25 million and may approve refinancings in amounts greater than $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the current members of which are Messrs. Zuckerman, D. Linde and Twardock, which may approve acquisitions, dispositions, financings and refinancings involving amounts equal to or greater than $25 million but less than $200 million and may approve refinancings in amounts greater than $200 million if the existing debt is increasing by less than $200 million. On February 24, 2010, the Board of Directors appointed Mr. D. Linde to fill the vacancies on these committees resulting from the passing of Mr. E. Linde. The Special Transactions Committee held no meetings during 2009. The Significant Transactions Committee held no meetings during 2009.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Securityholder Recommendations.    The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2010 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2011 annual meeting of stockholders must be submitted to our Secretary on or before December 2, 2010 and must include the following information:

•	the name and address of record of the securityholder;

•

a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•

the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria.    The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•

the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors shall be “independent” as defined by the NYSE Rules;

•	each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees.    The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chairman, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of the Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with the Board

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Boston Properties, Inc.], c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics, which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE Rules.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the annual meeting, three Class I directors will be elected to serve until the 2013 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the NCG Committee, our Board of Directors has nominated Mr. Mortimer B. Zuckerman, Ms. Carol B. Einiger and Dr. Jacob A. Frenkel for election as Class I directors. Mr. Zuckerman, Ms. Einiger and Dr. Frenkel are currently serving as directors of Boston Properties. Mr. Richard E. Salomon, a current Class I director, is not standing for reelection to the Board at the 2010 annual meeting of stockholders. As a result of Mr. Salomon’s decision not to stand for reelection, the size of the Board will be reduced to ten members and only three Class I directors will be elected at the 2010 annual meeting of stockholders. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on the Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

Vote Required

Directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated. Withheld votes and broker non-votes will have no effect on the outcome of the director elections.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, MORTIMER B. ZUCKERMAN, CAROL B. EINIGER AND DR. JACOB A. FRENKEL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as Class I directors at the annual meeting, each director who is not standing for election and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee, director and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Boston Properties. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the annual meeting.

Nominees for Election as Class I Directors — Terms Expiring 2010

Mortimer B. Zuckerman.    Mr. Mortimer B. Zuckerman serves as Chief Executive Officer and Chairman of the Board of Directors of Boston Properties, Inc. and has been a director since June 23, 1997. Mr. Zuckerman was appointed Chief Executive Officer on January 10, 2010. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. He serves as trustee of Memorial Sloan-Kettering and he is also a member of The International Peace Institute, the Bank of America Global Wealth & Investment Management Committee, the Council on Foreign Relations, the Washington Institute for Near East Studies, the International Institute of Strategic Studies and the Board of Directors for the Broad Center for the Management of School Systems. He is also a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and Regional Planning at Yale University and a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France, the Lifetime Achievement Award from Guild Hall and the Gold Medal from the American Institute of Architecture in New York. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree with first class honors in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received five honorary degrees. He is 72 years old.

Carol B. Einiger.    Ms. Carol B. Einiger has been a director since May 5, 2004. Ms. Einiger has more than 35 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities. Ms. Einiger is President of Post Rock Advisors, LLC, a private investment advisory firm established in 2005. Ms. Einiger began her investment career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and head of the Capital Markets Department and the Short-Term Finance Department. In 1988, Ms. Einiger became Executive-in-Residence and Visiting Professor at Columbia Business School, and in 1989 she joined Wasserstein Perella & Co. as Managing Director. She joined the Edna McConnell Clark Foundation in 1992, serving as Chief Financial Officer and then Acting President until 1996. From 1996 through 2005, Ms. Einiger served as Chief Investment Officer of The Rockefeller University, where she was responsible for the management of the University’s endowment. Ms. Einiger is a Director of The New York Stem Cell Foundation, a member of the Board of Overseers of Columbia Business School and a member of the Investment Committee of UJA-Federation of New York. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Horace Mann School and the Lasker Foundation; as Vice Chair of the Investment Committee of The Museum of Modern Art; as a Director of Credit Suisse First Boston (USA); and on the Advisory Board of Blackstone Alternative Asset Management. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received a BA from the University of Pennsylvania and an MBA with honors from Columbia Business School. She is 60 years old.

Dr. Jacob A. Frenkel.    Dr. Jacob A. Frenkel has been a director since February 24, 2010. Dr. Frenkel has worked for more than 40 years in the financial industry, government and academia, during which time he gained significant knowledge of global macroeconomics and experience advising large financial institutions. Dr. Frenkel has been the Chairman of JPMorgan Chase International and a member of the executive committee of JPMorgan Chase & Co. since December 2009. Since November 2009, Dr. Frenkel has served as a director of Loews Corporation, one of the largest diversified holding companies in the United States. Dr. Frenkel is Chairman and Chief Executive Officer of the Group of Thirty (G-30), a private, nonprofit, consultative group on international economic and monetary affairs. He has been a member of this group since 1988. He previously served as Vice Chairman of American International Group, Inc. from 2004 to 2009. He was with Merrill Lynch International between 2000 and 2004 and served as Chairman of Merrill Lynch International. Prior to that, he served for two terms as Governor of the Bank of Israel from 1991 to 2000. Dr. Frenkel was also Chairman of the Board of Governors of the Inter-American Development Bank, Vice Chairman of the Board of Governors of the European Bank for Reconstruction and Development and Economic Counselor and Director of Research at the International Monetary Fund. Dr. Frenkel also held numerous academic positions. Between 1971 and 1987, he was at the University of Chicago where he served as the David Rockefeller Professor of International Economics. He received a BA in Economics and Political Science from Hebrew University in Israel and an MA and Ph.D. in Economics from the University of Chicago. He is 67 years old.

Incumbent Class I Director — Term Expiring 2010

Richard E. Salomon.    Mr. Richard E. Salomon has been a director since November 12, 1998. He is Managing Partner of East End Advisors LLC, a private investment advisory firm. Mr. Salomon was President of Mecox Ventures, Inc., a private investment company from 2000 until 2008 and President and Managing Director of the investment advisory firm, Spears, Benzak, Salomon & Farrell from 1982 until 2000. Mr. Salomon serves as Senior Advisor to Mr. David Rockefeller. He represented Rockefeller interests on the Executive Committee of Embarcadero Center from 1977 until 1998. He serves as Vice Chairman of the Board of Trustees of the Council on Foreign Relations, the Museum of Modern Art and The Rockefeller University and is a trustee of the Alfred P. Sloan Foundation and the Peterson Institute of International Economics. Mr. Salomon is also a member of the Investment Committee at the Council on Foreign Relations, The Rockefeller University, the Museum of Modern Art, the Alfred P. Sloan Foundation and the Peterson Institute of International Economics. He is on the advisory board of McKinsey & Company and the Peter G. Peterson Foundation. He received a BA from Yale University in 1964 and an MBA from Columbia Business School in 1967. He is 67 years old. Mr. Salomon is not standing for reelection to the Board of Directors at the 2010 annual meeting of stockholders.

Incumbent Class II Directors — Terms Expiring 2011

Lawrence S. Bacow.    Mr. Lawrence S. Bacow has been a director since May 7, 2003. Since September 2001, Mr. Bacow has served as President of Tufts University, which had more than 9,000 students enrolled and an operating budget of more than $600 million for its fiscal year ended June 30, 2009. Prior to his appointment to this position, Mr. Bacow served in various capacities at the Massachusetts Institute of Technology, including Chancellor from August 1998 to June 2001. During his 24-year tenure at the Massachusetts Institute of Technology, Mr. Bacow was the Lee and Geraldine Martin Professor of Environmental Studies in the Department of Urban Studies and Planning and he also was the founding Director of the MIT Center for Real Estate Development, the Chair of the MIT Council on the Environment and the Chairman of the Faculty of the Massachusetts Institute of Technology. Mr. Bacow previously served as a director of Grubb & Ellis Company, a commercial real estate advisory firm, and an executive vice president of Spaulding Investment Company. During his career, Mr. Bacow has held professorships and other academic positions involving researching and teaching on real estate and related topics. Mr. Bacow serves as a trustee of Tufts University and Cummings Foundation, a director of Campus Compact, a director and a member of the Executive Committee of the Association of Independent Colleges and Universities of Massachusetts, Chair of the Council of Presidents of the Association of Governing Boards and Chair of the Tallories Network. He received an SB in Economics from the Massachusetts Institute of Technology and a Ph.D., an MPP and a JD from Harvard University. He is 58 years old.

Zoë Baird.    Ms. Zoë Baird has been a director since May 11, 2005. Since January 1998 she has served as President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national security. Ms. Baird serves as Co-Chair of the Markle Task Force on National Security in the Information Age and participates in the Steering Committee of Markle’s Connecting for Health Initiative. Ms. Baird previously gained extensive experience in the legal profession, including senior governmental positions and positions with large public companies, a prominent law firm and Yale Law School, during which time she has gained significant experience spanning a broad range of legal matters, including corporate governance matters. Ms. Baird previously had been Senior Vice President and General Counsel of Aetna, Inc., an international insurance company, from 1990 to 1996, and a senior visiting scholar at Yale Law School from 1996 to 1997. Prior to holding such positions, Ms. Baird had served as Counselor and Staff Executive of General Electric Co., a partner in the international law firm of O’Melveny and Myers, an associate general counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the United States Department of Justice. Ms. Baird founded and serves as Chair Emeritus on the board of Lawyers for Children America, which is concerned with the impact of violence on children. Ms. Baird is a member of the Council on Foreign Relations and the Advisory Board for the Lloyd N. Cutler Center for the Rule of Law at the Salzburg Global Seminar and The Trilateral Commission, and she serves on the boards of Convergys Corporation and The Chubb Corporation and as a member of Pfizer, Inc.’s U.S. Health Advisory Board. She also serves as an honorary trustee of The Brookings Institution and serves as a director of the U.S. China Youth Forum. She has also served on the Technology & Privacy Advisory Committee to the United States Secretary of Defense from 2003 to 2004, President Clinton’s Foreign Intelligence Advisory Board from 1993 to 2001 and the International Competition Policy Advisory Committee to the United States Attorney General from 1997 to 2000. Ms. Baird received an undergraduate degree from the University of California at Berkeley with majors in communications and public policy, as well as political science. She also received a JD from the University of California at Berkeley’s Boalt School of Law. She is 57 years old.

Alan J. Patricof.    Mr. Alan J. Patricof has been a director since June 23, 1997. Mr. Patricof has more than 40 years of experience leading venture capital firms, during which time he has completed several billion dollars of investments in a diverse range of companies and gained significant expertise evaluating investment opportunities and overseeing the management development and operations of portfolio companies. Currently, Mr. Patricof is Managing Director of Greycroft, LLC, a venture capital firm he formed in 2006, which has more than $200 million under management. Prior to that, he was Chairman of Apax Partners, Inc. (formerly Patricof & Co. Ventures, Inc.), a venture capital company that he founded in 1969, which is now one of the world’s leading private equity firms with approximately $40 billion under management or advice. He is a board member of TechnoServe, the Trickle Up Program, National Foundation for Teaching Entrepreneurship (NFTE), the Initiative for Global Development (IGD) Leadership Council and the Millennium Challenge Corporation and serves on the Global Advisory Board of Endeavor, Inc. Mr. Patricof received a BS in Finance from Ohio State University and an MBA from Columbia Business School. He is 75 years old.

Martin Turchin.    Mr. Martin Turchin has been a director since June 23, 1997. Mr. Turchin serves as Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company. From 1985 until its merger with CB Richard Ellis in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. He is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin serves on the board of GenCorp Inc. He holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 68 years old.

Incumbent Class III Directors — Terms Expiring 2012

Frederick J. Iseman.    Mr. Frederick J. Iseman has been a director since December 15, 2008. Mr. Iseman has more than 20 years of experience leading private equity investment firms, during which time he completed more than $5.5 billion of investments in a diverse range of companies and gained significant expertise evaluating investment opportunities and overseeing the operations of portfolio companies. Currently, Mr. Iseman is Chairman and Chief Executive Officer of CI Capital Partners LLC, a private equity investment firm he founded in 1993. He is also Chairman of Conney Safety Products, LLC, KIK Custom Products, CoVant Technologies, American Residential Services, L.L.C. and Ply Gem Industries, Inc., as well as a member of the Board of

Transplace and a member of the Advisory Board of the STAR Fund. He is the former Chairman of Anteon International Corporation. From 1988 to 1990, as a member of Hambro International Equity Partners, Mr. Iseman made or directed investments in healthcare, environmental services, publishing and banking. From 1990 to 1993, he ran Hambro-Iseman Capital Partners and was the controlling shareholder of the public company Geowaste, Inc. In addition, Mr. Iseman is a Board member of the International Rescue Committee, the Metropolitan Opera, the Municipal Art Society, Carnegie Hall, the White Nights Foundation of America, the Academy for Educational Development and the Yale University Council. He is on the Advisory Board of the Nuclear Threat Initiative and serves on the International Council of the Belfer Center for Science and International Affairs at the John F. Kennedy School of Government, Harvard University. Mr. Iseman received a BA in English Literature from Yale College. He is 57 years old.

Douglas T. Linde.    Mr. Douglas T. Linde has been a director since January 21, 2010. Mr. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is a member of the Board of Directors of Beth Israel Deaconess Medical Center and serves on the Finance Committee and is a director of the Boston Municipal Research Bureau. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. Mr. Linde’s father, Edward H. Linde, served as our Chief Executive Officer and a director until his passing in January 2010. Mr. Linde is 46 years old.

David A. Twardock.    Mr. David A. Twardock has been a director since May 7, 2003. Mr. Twardock has more than 25 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity. Currently, Mr. Twardock is the President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., which had a portfolio of more than $28 billion of real estate mortgages as of December 31, 2009 and annually lends billions of dollars in real estate debt financing. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Urban Land Institute, International Council of Shopping Centers and the Economics Club of Chicago and he previously served as Chairman of the Real Estate Roundtable Capital Markets Committee. Mr. Twardock serves as a director of Prudential Mortgage Capital Holdings Corp. and its various subsidiaries, Prudential Asset Resources, Inc. and Prudential Realty Securities, Inc. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 52 years old.

Executive Officers who are not Directors

E. Mitchell Norville.    Mr. E. Mitchell Norville serves as Executive Vice President, Chief Operating Officer with responsibilities for administrative policy and day-to-day control of our operations. Prior to his promotion to this position in May 2007, Mr. Norville served as Executive Vice President for Operations since September 2005. From March 1998 to September 2005, Mr. Norville served as Senior Vice President and Regional Manager of our Washington, D.C. office. In that capacity he was in charge of all regional development activities as well as responsible for all leasing, construction, property management and administrative activities. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager in our Washington, D.C. region, with responsibilities for various project developments. Mr. Norville is a member of the Clemson

University President’s Advisory Board, a Board member of the Clemson University Foundation and he is a member of the Clemson University Center For Real Estate Development (CRED) Advancement Board. He received a BS in Mechanical Engineering from Clemson University in 1980 and an MBA from the University of Virginia in 1984. He is 51 years old.

Raymond A. Ritchey.    Mr. Raymond A. Ritchey serves as Executive Vice President and National Director of Acquisitions and Development. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 59 years old.

Michael E. LaBelle.    Mr. Michael E. LaBelle serves as Senior Vice President, Chief Financial Officer and Treasurer. Prior to his appointment to this position in November 2007, Mr. LaBelle served as Senior Vice President, Finance since February 2005. His primary responsibilities have included managing all debt capital market activities, including maintaining our relationships with our rating agencies and lending institutions, supervising treasury management and underwriting tenant credit capacity. In his current role, Mr. LaBelle oversees the finance, accounting, internal audit and investor relations departments and is also responsible for capital raising, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is a member of the Board of Directors for the Boston Chapter of the Real Estate Finance Association. Mr. LaBelle holds a BS degree in Economics from the University of Colorado. He is 45 years old.

Peter D. Johnston.    Mr. Peter D. Johnston serves as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 200 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been directly responsible for more than four million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Johnston received a BA in Business Administration from Roanoke College, an MA in 1982 from Hollins College and an MBA in 1987 from the University of Virginia. He is 51 years old.

Bryan J. Koop.    Mr. Bryan J. Koop serves as Senior Vice President and Regional Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Cambridge Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is chairman of the Back Bay Association and a member of the Board of Directors for the Massachusetts Chapter of NAIOP. Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 51 years old.

Mitchell S. Landis.    Mr. Mitchell S. Landis serves as Senior Vice President and Regional Manager of our Princeton office. Prior to his appointment to this position in February 2001, he served as Vice President and Regional Manager of our Princeton office. He is responsible for overseeing development, leasing and management for the Carnegie Center and Tower Center assets and for the pursuit of new business opportunities in the region. Mr. Landis joined Boston Properties in June 1998 when we acquired the assets of The Landis Group, for which he was Chief Operating Officer. For 19 years prior to that, he owned and operated Landis Food Services, a restaurant franchiser and owner in the Northeast United States and Canada. Mr. Landis received a BS degree in Economics from New York University in 1973 and completed coursework toward a master’s degree in Economics in 1975. Mr. Landis is 59 years old.

Robert E. Pester.    Mr. Robert E. Pester serves as Senior Vice President and Regional Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in Economics and Political Science. He is 53 years old.

Robert E. Selsam.    Mr. Robert E. Selsam serves as Senior Vice President and Regional Manager of our New York office. He oversees all aspects of our New York activities, including development, acquisitions, leasing and building operations. He joined us as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam is a member of the Board of Governors of the Real Estate Board of New York and is a board member of the New York Building Congress. He is also a trustee of Phipps Houses, Chairman of the Salvadori Center and a member of the Advisory Board of Goldman Family Enterprises. He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 63 years old.

Frank D. Burt.    Mr. Frank D. Burt serves as Senior Vice President and General Counsel, a position he has held since 2003. He is responsible for overseeing the legal department and the delivery of legal services for Boston Properties. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the Boston Bar Association and a speaker for Massachusetts Continuing Legal Education and the National Association of Real Estate Investment Trusts. Mr. Burt received a BA, magna cum laude, from Brown University in 1980 and a JD, cum laude, from the University of Pennsylvania Law School in 1983. Mr. Burt is 51 years old.

Arthur S. Flashman.    Mr. Arthur S. Flashman serves as Vice President and Controller. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to joining us in 2002, Mr. Flashman served as an Asset Manager with the Winn Companies and previous to this role he was with PricewaterhouseCoopers LLP where he specialized in real estate, serving both public REITs and private institutional funds. Mr. Flashman is a member of the Best Financial Practices Council of NAREIT and a member of the Real Estate Roundtable. He also served as chairman of the accounting committee of NAREIT. Mr. Flashman received a BS/BA in finance and accounting from Boston University in 1984 where he was elected to the Beta Alpha Psi honor society. Mr. Flashman is 48 years old.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in Boston Properties Limited Partnership (the “Operating Partnership”) beneficially owned as of February 1, 2010 by:

•	each non-employee director;

•	each executive officer listed in the Summary Compensation Table (other than Mr. E. Linde) beginning on page 36;

•	all directors and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2010, there were:

(1)	138,945,087 shares of our common stock outstanding;

(2)	19,812,582 common units of partnership interest in the Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	1,664,995 long term incentive units of partnership interest in the Operating Partnership issued pursuant to the Long Term Incentive Plan (other than LTIP units issued in the form of 2008 outperformance awards) each of which, upon the satisfaction of certain conditions, is convertible into one common unit;

(4)	1,113,044 Series Two preferred units of partnership interest in the Operating Partnership (“Series Two preferred units”), each of which is currently convertible into approximately 1.312336 common units (or a total of 1,460,688 common units); and

(5)	87,975 deferred stock units.

All references to LTIP units include long term incentive units of partnership interest in the Operating Partnership but exclude LTIP units issued in the form of 2008 outperformance awards. LTIP units issued in the form of 2008 outperformance awards are referred to herein as “2008 OPP Awards.”

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)		Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors and Named Executive Officers
Mortimer B. Zuckerman(4)	1,901,131	1.36%		8,532,930	5.26%
Lawrence S. Bacow(5)	9,492	*	*	14,407	*	*
Zoë Baird(6)	5,897	*	*	7,653	*	*
Carol B. Einiger(7)	7,407	*	*	11,414	*	*
Jacob A. Frenkel	0	*	*	0	*	*
Frederick J. Iseman(8)	1,489	*	*	3,560	*	*
Douglas T. Linde(9)	162,222	*	*	393,464	*	*
Alan J. Patricof(10)	22,104	*	*	26,593	*	*
Richard E. Salomon(11)	19,677	*	*	33,424	*	*
Martin Turchin(12)	26,927	*	*	29,580	*	*
David A. Twardock(13)	10,680	*	*	15,010	*	*
Raymond A. Ritchey(14)	203,780	*	*	607,025	*	*
Michael E. LaBelle(15)	5,220	*	*	26,106	*	*

All directors and executive officers as a group (21 persons)(16)	2,730,319	1.95%		10,458,287	6.42%

5% Holders
The Vanguard Group, Inc.(17)	11,764,031	8.47%		11,764,031	7.27%
BlackRock, Inc.(18)	11,443,960	8.24		11,443,960	7.07

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.
**	Less than 1%.
(1)	The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2010 and (b) the number of shares of common stock issuable to directors upon conversion of deferred stock units. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units, LTIP units and Series Two preferred units may be redeemed (assuming, in the case of LTIP units and Series Two preferred units, that they have first been converted into common units). Pursuant to the limited partnership agreement of the Operating Partnership, the holders of the common units, LTIP units and Series Two preferred units (assuming conversion in full into common units, as applicable) have the right to redeem such units for cash or, at our option, shares of common stock, subject to certain conditions. Deferred stock units are granted under the Second Amendment and Restatement of the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the “1997 Stock Plan”) pursuant to elections by certain non-employee directors to defer their cash compensation and to receive their cash compensation in the form of Boston Properties common stock upon their retirement from our Board of Directors. See “Compensation of Directors” below. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units, Series Two preferred units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2010 annual meeting.

(2)	The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2010 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.
(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units, LTIP units and Series Two preferred units are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2010 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.
(4)	Includes 1,495,042 shares of common stock held directly and 406,089 shares of common stock underlying currently exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,215,294 common units held directly, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. Zuckerman is the sole member and manager and 370,031 LTIP units (of which 209,555 LTIP units are subject to vesting). Excludes 529,889 shares of common stock held by The MBZ Charitable Remainder Unitrust, of which Mr. Zuckerman is the grantor, and 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. Zuckerman is the grantor. Also excludes 2008 OPP Awards.
(5)	Includes 421 shares of common stock and 9,071 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,915 LTIP units (of which 1,744 LTIP units are subject to vesting).
(6)	Includes 1,834 shares of common stock (of which 1,419 shares are subject to vesting) and 4,063 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 1,756 LTIP units (of which 325 LTIP units are subject to vesting).
(7)	Includes 415 shares of common stock and 6,992 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,007 LTIP units (of which 1,744 LTIP units are subject to vesting).
(8)	Includes 1,489 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,071 LTIP units (of which 1,745 LTIP units are subject to vesting).
(9)	Includes 30,087 shares of common stock held directly, 700 shares of common stock held by Mr. D. Linde’s wife, 2,100 shares of common stock held by Mr. D. Linde’s children, 700 shares of common stock held through family trusts and 128,635 shares of common stock underlying currently exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 56,830 common units held directly and 174,412 LTIP units (of which 94,333 LTIP units are subject to vesting). Excludes 2008 OPP Awards. Mr. D. Linde has shared voting and dispositive power with respect to 700 shares of common stock.
(10)	Includes 415 shares of common stock and 21,689 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,489 LTIP units (of which 1,744 LTIP units are subject to vesting).
(11)	Includes 1,834 shares of common stock (of which 1,419 are subject to vesting) and 17,843 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 3,070 LTIP units (of which 325 LTIP units are subject to vesting) and 8,136 Series Two preferred units. Mr. Salomon is deemed to own an aggregate of 10,677 common units into which such Series Two preferred units are convertible.
(12)

Includes 3,000 shares of common stock held directly, 350 shares of common stock held by Mr. Turchin’s wife, 650 shares of common stock held through trusts, 5,779 shares of common stock underlying currently exercisable stock options and 17,148 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,653 LTIP units (of which 1,744 LTIP units are subject to vesting). Mr. Turchin has shared voting and dispositive power with respect to 350 shares of common stock.

(13)	Includes 1,000 shares of common stock and 9,680 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,330 LTIP units (of which 1,744 are subject to vesting).
(14)	Includes 55,405 shares of common stock (51,079 of which are subject to vesting) held directly, 18,317 shares of common stock held by a limited liability company of which Mr. Ritchey is the sole member and manager and 130,058 shares of common stock underlying currently exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 250,570 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, 14,336 common units held by a limited liability company of which Mr. Ritchey is the sole member and manager and 102,739 LTIP units (of which 42,449 LTIP units are subject to vesting). Excludes 2008 OPP Awards.
(15)	Includes 4,787 shares of common stock (of which 992 shares are subject to vesting) and 433 shares of common stock underlying currently exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 20,886 LTIP units (of which 16,709 LTIP units are subject to vesting). Excludes 2008 OPP Awards.
(16)	Includes an aggregate of 1,766,029 shares of common stock, 876,315 shares of common stock underlying currently exercisable stock options and 87,975 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,724,349 common units, 992,942 LTIP units and 8,136 Series Two preferred units (which are convertible into an aggregate of 10,677 common units). See also notes (4) — (15) above. Excludes 2008 OPP Awards.
(17)	Information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 3, 2010. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 221,169 shares of common stock, sole dispositive power with respect to 11,566,162 shares of common stock and shared dispositive power with respect to 197,869 shares of common stock.
(18)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G filed by BlackRock with the SEC on January 29, 2010. BlackRock’s address is 40 East 52nd Street, New York, NY 10022. On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (collectively, the “BGI Entities”) from Barclays Bank PLC. As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. The Schedule 13G indicates that BlackRock has sole voting and dispositive power with respect to 11,443,960 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied, except that due to administrative oversight by the Company, Messrs. Burt, LaBelle, Landis and Pester each filed a Form 4 on February 4, 2009 reflecting shares that were forfeited in connection with the payment of taxes due on the vesting of restricted stock on February 1, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objectives

Our executive compensation program is administered under the direction of the Compensation Committee of our Board of Directors. The current members of the Compensation Committee are Messrs. Salomon (Chair), Iseman and Twardock and Ms. Baird.

Our executive compensation philosophy is as follows:

•

attract, retain and reward executives who have the motivation, experience and skills necessary to lead the Company effectively and continue our short-term and long-term profitability, growth and total return to stockholders;

•	link management’s success in enhancing stockholder value, given market conditions, with executive compensation;

•

base executive compensation levels on the appropriate blend for each executive officer of our financial and operating performance at the corporate level, the regional contribution to our overall financial and operating performance, and the individual contribution of the executive officer to our success. This is particularly appropriate for us given that we are organized into five distinct regions, with executives in each region being held accountable for the operating performance of the assets within their control, and other executives being held accountable for balance sheet management, strategic planning and the allocation of resources to competing growth opportunities;

•

position total executive compensation levels to be competitive with other similarly situated public companies, including those in the real estate industry in general and real estate investment trusts, or REITs, in particular, as well as private real estate businesses;

•	provide most of each executive’s total compensation as variable compensation in a pay-for-performance setting through a combination of cash bonuses and equity grants;

•

provide a significant portion (and, for named executive officers, a majority) of total compensation as non-cash compensation in the form of long-term equity awards to more closely align the interests of our executives with those of our stockholders and to maximize retention insofar as all equity awards are subject to time-based vesting; and

•	hold executives accountable for their level of success in attaining specific goals set for them individually.

Overview

Engagement of Compensation Consultant.    The Compensation Committee retained FTI Schonbraun McCann Group, real estate advisory practice of FTI Consulting, Inc. (“SMG”), a nationally recognized consulting firm specializing in the real estate industry. Neither the Compensation Committee nor the Company has any other professional relationship with SMG. The Compensation Committee directed SMG to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers; (2) analyze current compensation conditions in the marketplace generally and among our peers specifically, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, cash bonus and equity-based awards for our executive officers.

Peer Group Analysis.    In 2009, SMG conducted a peer group analysis similar to the one they conducted in prior years. In determining the companies to be included in our peer group, SMG considered a number of factors, including historical peer companies, equity market capitalization, geographic location and industry sector. The

2009 peer group remained relatively unchanged from the 2008 peer group, with the only modification being the removal of General Growth Properties, Inc. due to its bankruptcy. The SMG compensation review was based on information disclosed in the peers’ 2009 proxy statements, which reported data with respect to fiscal 2008 (the latest year for which comprehensive data is publicly available), and SMG’s proprietary compensation database. SMG’s review compared our executive pay practices against both an expanded REIT peer group and a selective office REIT peer group to determine the range of cash and equity-based compensation awarded to executives in comparable positions to our executives in terms of base salary, annual bonus and annual long-term compensation awards.

SMG also analyzed potential long-term compensation that could be earned under outperformance plans, which has become one of the common elements of executive compensation for many of the companies in the peer group. Due to the global economic crisis that began in the fall of 2008 and the uncertainty of outperformance plan payouts, the outperformance plans had a limited impact on the peer group analysis and thus a limited impact on the ultimate compensation awarded by the Compensation Committee.

The more comprehensive peer group, to which we refer in this discussion as the “expanded peer group,” is relatively broad and includes the following 21 public real estate companies in various sectors, including office, multi-family, shopping centers and diversified, with equity market capitalizations as of December 31, 2009 ranging between approximately $250 million and $22.6 billion (with the median being approximately $2.8 billion compared to the Company’s equity market capitalization of approximately $9.3 billion):

Alexandria Real Estate Equities, Inc.	iStar Financial, Inc.
AMB Property Corporation	Kilroy Realty Corporation
AvalonBay Communities, Inc.	Kimco Realty Corporation
Brandywine Realty Trust	Liberty Property Trust
Corporate Office Properties Trust	Mack-Cali Realty Corporation
Cousins Properties Incorporated	ProLogis
Developers Diversified Realty Corporation	Public Storage, Inc.
Douglas Emmett, Inc.	Simon Property Group, Inc.
Duke Realty Corporation	SL Green Realty Corp.
Forest City Enterprises, Inc.	Vornado Realty Trust
Host Hotels & Resorts, Inc.

The more selective peer group, to which we refer in this discussion as the “selective office peer group,” is a subset of the first peer group and includes the following ten public REITs specializing in the office sector that more closely resemble our business model:

Alexandria Real Estate Equities, Inc.
Brandywine Realty Trust
Corporate Office Properties Trust
Douglas Emmett, Inc.
Duke Realty Corporation
Kilroy Realty Corporation
Liberty Property Trust
Mack-Cali Realty Corporation
SL Green Realty Corp.
Vornado Realty Trust

Compensation Consultant’s Conclusions.    SMG advised the Compensation Committee that both the expanded peer group and the selective office peer group generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash ranging between 150% and 250% of base salary and annual long-term compensation generally in the form of equity with time-based vesting over three to five years.

In the fall of 2009, SMG presented its analysis of 2008 compensation levels and concluded that total compensation levels (exclusive of outperformance awards) for our named executive officers other than the Chief Financial Officer were, in general, modestly above the desired peer group levels, assuming the Compensation Committee’s objective was to place them at approximately the 75th percentile of the expanded peer group and between the 60th and 70th percentiles of the selective office peer group. The Compensation Committee did not endeavor to set the Chief Financial Officer’s compensation at the same relative levels due to the comparatively short period he has served in that role compared to his peers.

SMG advised the Compensation Committee that the components of the Company’s compensation structure compared to the peer groups as follows:

•

Base Salaries.    2009 base salaries were, in general, slightly below the desired peer group levels. The Chairman’s and Chief Executive Officer’s base salaries were at approximately the 60th percentile for both the expanded peer group and the selective office peer group. The President’s and Executive Vice Presidents’ base salaries were between the 55th and 60th percentiles for both peer groups. The Chief Financial Officer’s base salary was below the 25th percentile for both peer groups.

•	Annual Bonuses. 2008 bonuses for the Company’s executive management team, other than the Chief Financial Officer, were, in general, between the 75th and 80th percentiles for both peer groups.

•

Long-Term Incentive Compensation.    2008 long-term compensation for the Company’s executive management team, other than the Chief Financial Officer, was between the 80th and 90th percentiles of the expanded peer group and between the 65th and 85th percentiles of the selective office peer group.

Noting the uncertain market conditions during 2008 and 2009 and continuing industry-wide concerns over access to capital, controlling general and administrative expenses, balance sheet management and occupancy rates, SMG highlighted the following compensation trends in the real estate industry:

•

Anticipated Total Compensation Levels for 2009.    Total compensation levels for the peer groups (and generally for the REIT industry as a whole) have decreased over the prior two years (2007-2009) by approximately 15% on average among REITs with generally good fundamental performance, with different companies adjusting specific elements of compensation by different amounts during the period based on their particular circumstances.

•

Base Salaries for 2010.    SMG expected base salaries to remain relatively flat year over year for the named executive officers, except in select circumstances such as substantial changes in responsibilities. For senior officers below the named executive officers, SMG expected base salaries to range from flat to moderate increases of 2% to 3% depending on overall compensation levels, company performance and individual performance, while for employees below the senior management team, SMG expected companies to increase base salaries generally so as not to allow middle management to go two or more years without an adjustment.

•

Year-End Cash Bonuses.    SMG expected many of the companies included in the selective office peer group (as well as other REITs) to award year-end 2009 bonuses reflecting no change from 2008 or decreases of up to approximately 10%, depending on each REIT’s fundamental performance and liquidity.

•

Long-Term Incentive Compensation.    SMG expected annual time-based restricted equity-based awards for 2009 performance to decrease by amounts similar to annual cash bonuses, with 5% decreases on average.

•

Consideration of Multi-Year Performance Plans.    SMG noted that as a result of the significant decrease in REIT share prices over the last few years, many of the recently adopted outperformance plans, including the Company’s, are significantly out-of-the money with little realistic chance of producing any meaningful payouts, thereby virtually eliminating their retention and incentive value. As a result, SMG expected many REITs to consider implementing either a new multi-year outperformance plan or “mini” outperformance programs to be awarded as part of annual equity compensation.

Compensation Committee’s Evaluation of Management’s Performance.    To assist it in conducting its assessment of management’s performance in 2009, the Compensation Committee received information from both SMG and management on both corporate and individual accomplishments. SMG compared our historical total returns to stockholders (including share appreciation and dividends) to the comparable total returns of the peers for fiscal 2009 and the latest three- and five-year periods, and also analyzed comparative data for the various roles and responsibilities of individual executives at the Company and at peer companies. The Committee received input from, among others, Messrs. Zuckerman, D. Linde and Norville on the various members of the senior management team; in addition both the Committee and SMG had access to each officer’s self-assessment of his performance against pre-established goals. The material factors that impacted the Compensation Committee’s decisions were as follows:

•	Total Return to Stockholders. The Company’s total return to stockholders (“TRS”), including our rank relative to the expanded and selective office peer groups, was as follows:

	2009 TRS	Three-Year TRS	Five-Year TRS
Boston Properties, Inc.	27.52%	-29.07%	42.57%
Average for expanded peer group (22 companies)	31.19%	-46.86%	-12.96%
Rank (percent rank) within expanded peer group	10(57%)	8(67%)	4(85%)
Average for selective office peer group (11 companies)	35.02%	-37.79%	1.07%
Rank (percent rank) within selective office peer group	5(60%)	5(60%)	2(89%)
Morgan Stanley REIT Index	28.61%	-33.64%	1.14%
SNL Office Index	37.08%	-38.02%	0.13%

Due to the volatility in the equity markets over the past 18 months, the Compensation Committee focused particularly on the long-term TRS performance over the five-year period (approximately 43%), placing the Company at approximately the 85th percentile of the expanded peer group and 90th percentile of the selective office peer group.

•

Earnings Performance.    The Company’s strong funds from operations (“FFO”) performance compared to the selective office peer group. The Compensation Committee noted that the Company achieved FFO of $4.59 per share for fiscal 2009 despite the impact of additional shares outstanding as a result of the June 2009 equity offering, additional interest expense from the October 2009 debt offering, charges relating to the suspension of the 250 West 55th Street development in New York City and non-cash impairment charges required by accounting principles generally accepted in the United States (“GAAP”). Excluding the impact of these items, which totaled $0.64 per share, the Company’s FFO would have been $5.23 per share. This compared favorably to the corporate goal of achieving the mid-point of the guidance range of $4.85 per share.

•

Management of Balance Sheet.    Effective management of the Company’s balance sheet, which in 2009 was a top priority in order to successfully weather the difficult economic conditions and position the Company for future growth in anticipation of a market turnaround. The Compensation Committee focused particularly on the following accomplishments:

•

Completion of Debt Offering.    The Company raised $700 million through a public offering of senior unsecured notes at an effective interest rate of approximately 5.88% with a 10-year maturity, which represented one of the most successful debt financings within the REIT industry during 2009.

•	Issuance of Equity. The Company completed a public offering of 17.25 million shares of common stock at a public offering price of $50 per share, generating net proceeds of approximately $842 million.

•	Liquidity. As of December 31, 2009, the Company had more than $1.4 billion in cash, plus a fully available line of credit.

•	Other 2009 Quantitative/Qualitative Performance. The following key quantitative/qualitative performance metrics:

•

Occupancy Rates.    Year-end 2009 occupancy was approximately 92.4%, which was in line with the 2009 goal of 92.6%. The Compensation Committee noted that the Company successfully addressed troubled properties in terms of vacancy due to bankruptcies, including re-leasing 372,000 square feet out of the 436,000 square feet of space vacated by Lehman Brothers and re-leasing 77,000 square feet of the 120,000 square feet vacated by General Motors at 601 Lexington Avenue.

•

Leasing Activity.    The Company completed major leasing transactions (in excess of 50,000 square feet) at nine properties despite the difficult economic environment. In total, the Company completed 3.6 million square feet of leasing (versus an aggressive corporate leasing goal of 4.9 million square feet).

•

Development Activities.    In a year in which the Company did not emphasize new development, management focused on multiple projects that will improve the Company’s portfolio and help build new relationships, including the following:

•	Atlantic Wharf — Successfully converted 200,000 square feet of residential space to office space.

•	2200 Pennsylvania Avenue — Significant progress on one of the most exemplary design and planning achievements for the Company.

•	601 Lexington Avenue (formerly Citigroup Center) — Completed the refurbishment of the lobby and creation of a new entrance.

•	Selected to be a development consultant on the initial phase of a major building project for a national university.

•

Same Store Cash NOI.    In light of economic conditions, the Company’s corporate goal was to limit the likely decrease in same store net operating income on a cash basis from 2008 to 2009 to 3.5%. The Company exceeded this goal by limiting the decrease to approximately 1.7%.

•

Human Capital.    The Company continued to successfully manage the transition of responsibilities and growth of certain executives to more senior roles, including Mr. D. Linde as President and Mr. LaBelle as Chief Financial Officer.

Overall, the Compensation Committee concluded that the Company’s performance placed it within the top quartile of both peer groups.

Compensation Committee’s Conclusions.    In light of SMG’s peer group analysis and the Compensation Committee’s assessment of management’s performance, the Committee concluded that it should continue to target total compensation for our executive officers (other than Mr. LaBelle) in the top quartile of both the expanded and the selective office peer groups. Based on these considerations and the ranges of expected declines in both cash and non-cash compensation identified by SMG within the peer groups, the Compensation Committee determined that for the named executive officers base salaries would remain unchanged (except for Mr. LaBelle), cash bonuses would be reduced by 9% on average from 2008 levels and long-term incentive compensation would be reduced by 10% from 2008 levels (except for Mr. LaBelle). In the case of Mr. LaBelle, the Compensation Committee took into account the additional responsibilities he assumed in 2008 as Chief Financial Officer and sought to adjust his compensation with a view to bringing it to appropriate peer group levels over a multi-year period based on continued strong performance.

The following chart shows the amount of total compensation approved by the Compensation Committee for each of our named executive officers over the last three years, reflecting (other than for Mr. LaBelle) decreases from 2007 to 2008 and from 2008 to 2009.

Name	2007 Total Compensation	2008 Total Compensation	% Increase (Decrease)	2009 Total Compensation		% Increase (Decrease)
Mortimer B. Zuckerman	$9,300,000	$8,375,000	(10%)	$7,650,000		(9%)
Edward H. Linde	$6,850,000	$6,150,000	(10%)	$2,750,000	(*)	(55%)	(*)
Douglas T. Linde	$4,400,000	$3,975,000	(10%)	$3,675,000		(8%)
Raymond Ritchey	$4,500,000	$4,050,000	(10%)	$3,725,000		(8%)
Michael E. LaBelle	$680,000	$1,025,000	51%	$1,100,000		7%

Total	$25,730,000	$23,575,000	(8%)	$18,900,000		(20%)

(*)	Mr. E. Linde did not receive a long-term equity award in light of his recent passing in January 2010.

The amounts in the table represent the sum of base salary, annual cash bonus and annual long-term equity incentive compensation awarded by the Compensation Committee for each of the last three years. These amounts are different from the amounts set forth in the “Total Compensation” column of the “Summary Compensation Table” presented under “Compensation of Executive Officers,” primarily because applicable SEC rules require those amounts to include the compensation expense recorded by the Company under GAAP with respect to equity awards made during 2009 with respect to 2008 (rather than awards made in 2010 with respect to 2009 performance). The table above is a summary of the Compensation Committee’s actual compensation decisions over the past three years and is not intended as an alternative to the tables presented later in this proxy statement.

In addition to the senior executive team’s overall contribution to corporate performance as discussed above, determinations of individual compensation levels for our named executive officers take into account job descriptions, years of experience, leadership roles and historical and expected contribution to different aspects of our business. The Compensation Committee does not have a policy of setting compensation tiers for executives or a formula to limit the compensation of any one named executive officer relative to another or to categories of employees.

From time to time, the Compensation Committee requests and receives from SMG detailed information for named executive officers regarding equity ownership value and dividend income relative to total compensation, the value of vested and unvested equity securities and amounts realized and realizable upon exercise of stock option awards, as compared to comparable executives within the expanded and selective office peer groups. This information, however, did not affect the Compensation Committee’s compensation decisions with respect to 2009.

Elements of Executive Compensation

The principal compensation elements used for our executives are:

•

Base salary.    Base salary is set on the basis of assigned responsibilities, reviewed annually against market data and adjusted as needed to reflect individual roles and performance, as well as our overall financial and operating performance.

•

Annual cash bonus.    Executive officers are eligible to receive annual incentive bonuses based upon corporate performance, both on an absolute basis and relative to our peers, as well as individual performance, in each case as established by the Compensation Committee in its discretion. Corporate performance measures generally include funds from operations (FFO), net operating income, occupancy, leasing activity, development starts, acquisition/disposition activity and other measures intended to reflect execution of the Company’s overall strategy at the time.

•

Annual long-term equity incentive compensation.    The Compensation Committee awards annual long-term equity incentive compensation after a review of overall corporate performance, regional performance (if relevant to the individual executive) and individual performance. Executives have a choice of receiving their award as LTIP Units or restricted stock, or a combination of both, with time-based vesting ratably over a four-year period (25% per year beginning on January 15 of the year following the award), subject to acceleration under certain circumstances.

•

Outperformance awards.    Effective February 5, 2008, the Compensation Committee implemented a long-term incentive program (generally referred to as an “outperformance plan”) designed to provide our management team, on a broadly distributed basis, with the potential to earn significant equity awards subject to our achieving superior performance in terms of total return to stockholders above predetermined absolute and industry index thresholds over a three-year period, with time-based vesting of earned rewards over the subsequent two years.

Other compensation elements used for our executives include:

•	employment agreements and change in control arrangements;

•	perquisites; and

•	deferred compensation and other benefits.

Consistent with our compensation philosophy, the Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but rather seeks to align both total compensation and the relative amounts of salary, bonus and long-term compensation with those paid by our peers based on market analysis of competitive pay practices and performance relative to pre-established corporate and individual goals. The Compensation Committee has developed the following basic framework for our named executive officers:

•	consistent with our pay-for-performance philosophy, base salary should generally be a relatively small percentage of total compensation;

•	annual non-cash compensation in the form of long-term equity awards should generally be at least 50% of total annual compensation, as is the case for our peers;

•

annual awards of long-term incentive compensation should be in the form of equity, through either full-value awards or stock options, to provide alignment with stockholders and a retention tool through time-based vesting;

•	variable annual incentive compensation should be tied primarily to company-wide quantitative performance goals established at the beginning of the year;

•

each executive’s incentive compensation should also be tied, but to a more limited extent, to other corporate performance and management goals, both quantitative and subjective, related to his specific role within our organization; and

•

an outperformance program should provide management with the potential to earn significant long-term equity compensation in addition to annual equity awards, if we achieve superior market-based performance in terms of total return to stockholders, both in absolute terms and relative to our peers.

Base Salaries for 2010

Base salaries are set for executive officers on the basis of assigned responsibilities and reviewed annually. SMG comparative data showed that base salaries for our named executive officers are generally in line with or slightly below ranges for comparable officers within both the expanded and the selective office peer groups, and recommended that 2010 base salaries remain unchanged with the exception of Mr. LaBelle. Our named executive officers, other than Mr. LaBelle, have not received an increase in base salary since January 2007. Based on the foregoing, on January 19, 2010 the Compensation Committee approved base salaries for 2010 as follows:

Name	2010 Base Salary	Increase (decrease) from 2009
Mr. Zuckerman	$950,000	0%
Mr. E. Linde	N/A	N/A
Mr. D. Linde	$550,000	0%
Mr. Ritchey	$600,000	0%
Mr. LaBelle	$315,000	5%

Annual Cash Bonuses for 2009

Early each year our Compensation Committee, based upon the overall corporate strategy outlined by the Board of Directors and discussions with management, establishes performance goals for the management team as a whole and for each of our executive officers. The principal focus of the Compensation Committee in setting annual incentive compensation (both cash bonuses and long-term equity awards) for our named executive officers as a group is on corporate goals and achievements. In addition, the Compensation Committee reviews individual performance against goals relevant to each officer’s specific duties and responsibilities. The current design of our bonus program is such that quantitative goals established at the beginning of the year may change due to opportunistic activities and changed circumstances during the year. After the end of the year, the Compensation Committee evaluates the performance of senior management. Performance relative to individual goals cannot always be measured objectively and the Compensation Committee may emphasize some goals over others. In the end, the Compensation Committee makes an overall assessment of each executive’s effectiveness as a manager. No specific form (i.e., cash bonus or long-term equity awards) or amount of compensation is directly associated with meeting any one or more of the individual goals. The Compensation Committee evaluates performance in a fully discretionary framework to set cash bonuses and annual long-term equity awards within the ranges established on the basis of competitive pay data for our peers.

Based on the foregoing, on January 19, 2010 the Compensation Committee approved the following cash bonuses for 2009:

Name	Bonus	Increase (decrease) from 2008
Mr. Zuckerman	$2,000,000	(9%)
Mr. E. Linde	$1,800,000	(9%)
Mr. D. Linde	$1,025,000	(9%)
Mr. Ritchey	$1,075,000	(9%)
Mr. LaBelle	$275,000	(8%)

Annual Long-Term Equity Incentives Awards for 2009

The Compensation Committee believes that awards of equity provide our executive officers with long-term incentive compensation that is aligned directly with the achievement of enhanced value for stockholders. Therefore, we provide an annual grant of full-value equity securities to our management team. Our employees have a choice of receiving this grant either in the form of restricted stock or LTIP units, or a combination of both. LTIP units are a special class of partnership units in our Operating Partnership that provide more favorable tax treatment to the recipients than restricted stock (see “LTIP Units” below).

Annual equity awards vest over a four-year period, with 25% of the restricted shares/LTIP units vesting on January 15 of each of the first four years following the date of grant. Vesting accelerates for employees, other than Mr. Zuckerman, who are (1) over the age of 62 with at least 20 years of service with us or (2) over the age of 65.

The goals and assessments relevant to the Compensation Committee’s decision to make these awards are the same as those for cash bonus awards. The following sets forth the value of the restricted stock/LTIP unit awards to our named executive officers, which were approved on January 19, 2010 with respect to our performance in 2009. In the case of Mr. LaBelle the Compensation Committee increased his long-term incentive award to bring him more in line with his peers.

Name	Value of Restricted Stock/LTIP Unit Awards	Increase (decrease) from 2008
Mr. Zuckerman	$4,700,000	(10%)
Mr. E. Linde	N/A	N/A
Mr. D. Linde	$2,100,000	(9%)
Mr. Ritchey	$2,050,000	(10%)
Mr. LaBelle	$525,000	24%

Pursuant to our Equity Award Grant Policy discussed below, the awards were issued as of the close of business on January 29, 2010 based on the closing price of our common stock on the New York Stock Exchange on that date ($64.87) in the following amounts:

Name	Number of Restricted Stock/LTIP Unit Awards
Mr. Zuckerman	72,452
Mr. E. Linde	N/A
Mr. D. Linde	32,372
Mr. Ritchey	31,601
Mr. LaBelle	8,093

2008 Outperformance Program

In 2008, the Compensation Committee implemented a long-term incentive program designed to provide officers and key employees with the potential to earn significant equity awards subject to our achieving superior performance. This kind of program, generally referred to as an “outperformance plan,” is common in the REIT industry and in several cases between 2004 and 2007 resulted in significant rewards being earned by the management teams of several of the Company’s closest peers. Recipients of 2008 outperformance awards would share in an up to $110 million outperformance pool if our TRS, including both share appreciation and dividends, exceeds absolute and relative hurdles over the period from February 5, 2008 to February 5, 2011. As a result of the significant decrease in REIT share prices over the last few years, it is highly unlikely that recipients of 2008 outperformance awards will be eligible to earn any rewards.

During 2010, the Compensation Committee expects to consider either a new multi-year outperformance plan or annual “mini” outperformance awards to take effect upon expiration of the 2008 outperformance program.

Equity Award Grant Policy

Under our Equity Award Grant Policy, our annual grants are approved at a meeting of our Compensation Committee held on or around the third week of January each year. Beginning in 2007, the policy specifies the effective grant date for such awards as immediately following the closing of the New York Stock Exchange on the second trading day after the Company publicly releases its financial results for the prior year. We believe the new policy provides increased certainty and transparency for both employees and investors, while allowing the Compensation Committee the necessary flexibility in making decisions consistent with our past practices.

Our Compensation Committee approves equity awards in dollar values, and the number of shares of restricted stock and/or LTIP units (see “LTIP Units” below) that are actually issued is calculated by dividing the dollar value of the approved awards by the closing market price on the New York Stock Exchange of a share of our common stock on the effective date of grant.

LTIP Units

Since 2003 we have used a class of partnership interests in our Operating Partnership, called long term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under the Second Amendment and Restatement of the Boston Properties, Inc. Stock Option and Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We also used LTIP units for 2008 outperformance awards, which required some modifications to the terms of the previously established LTIP units to reflect the design of the outperformance program.

LTIP units issued in connection with annual long-term incentive compensation awards, whether vested or not, receive the same per unit distributions as common units of our Operating Partnership, which equal per share dividends (both regular and special) on our common stock. This treatment with respect to distributions is analogous to the treatment of restricted stock.

The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events. This accretion to parity is driven by partnership tax rules and basically hinges on the circumstance under which LTIP units would become entitled to receive distributions upon a hypothetical liquidation of our Operating Partnership, such that executives will have the right to require our Operating Partnership to redeem their LTIP units at a value equivalent to that of an equal number of common units. Both the liquidation value and the redemption value of LTIP units are based on the book capital account associated with such units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is close to zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of the Company’s common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership agreement and applicable federal tax regulations include: (1) the issuance by the Company of common stock, (2) the issuance by our Operating Partnership of common or other partnership units, (3) significant repurchases of common stock for cash, and (4) the redemption by the Company of common units for cash or other property, in each case so long as the price of the Company’s common stock at the time is greater than the price on the date on which the LTIP units were initially issued. If capital account parity with common units is reached, vested LTIP units become convertible into an equal number of common units. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

LTIP units are awarded in the alternative to restricted stock. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, an executive who received LTIP units would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting.

Our Compensation Committee believes that using LTIP units for equity-based awards (1) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (2) advances the separate goal of promoting long-term equity ownership by executives (see “Mandatory Minimum Equity Ownership Policy for Senior Executives” below), (3) has no adverse impact on dilution as compared to using restricted stock, (4) does not increase our recorded expense on account of equity-based compensation awards, (5) further aligns the interests of executives with the interests of stockholders and (6) because LTIP units are offered by many of its peers, it enables the Company to remain competitive with its peers in recruiting and retaining talented executives. Based on these considerations, we offer eligible officers and employees a choice between restricted stock and LTIP units on a one-for-one basis for their annual long-term equity compensation awards and have used LTIP units for 2008 outperformance awards. All of the named executive officers satisfy this requirement.

Mandatory Minimum Equity Ownership Policy for Senior Executives

Our Compensation Committee has always believed that it is important to align the interests of those in senior management positions with those of our stockholders. As one concrete step to ensure such alignment, on January 16, 2003, the Compensation Committee adopted a mandatory stock ownership requirement for senior management. Under this policy all executive vice presidents (and positions senior thereto) must achieve minimum equity ownership equal to three times their annual base salary and all senior vice presidents must achieve minimum equity ownership equal to two times their annual base salary, and then maintain such ownership during their continuing employment. Those persons who were senior executives on January 16, 2003 had until January 1, 2008 to achieve this ownership requirement, while those who were or may be hired or promoted to senior management positions after January 16, 2003 will have a five-year period beginning on January 1 of the year following their appointment. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, restricted stock, units of limited partnership interest of our Operating Partnership and LTIP units (excluding those issued on account of 2008 outperformance program awards, until and unless they have been earned based on performance), in each case both vested and unvested, and shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted. Our goal in imposing this stock ownership requirement is to demonstrate to our stockholders and the investment community that our senior management is personally committed to our continued financial success.

Employment Agreements

We have entered into employment agreements (see “Potential Payments Upon Termination or Change in Control” below) with each of our named executive officers. These agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the executives and to our stockholders because these agreements provide relatively modest severance in exchange for the negative covenants which protect us. Further, because the severance level is negotiated up front, it makes it easier for our Board to terminate executives for performance reasons without the need for protracted negotiations over severance.

Change in Control Arrangements

We also have an agreement with Mr. Zuckerman to provide him with certain severance benefits in the event of his termination under certain circumstances within 24 months following a “change in control.” (See “Potential Payments Upon Termination or Change in Control” below for further details.) We also have two change in control severance plans, one for our President, Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide severance benefits in the event of termination of employment under certain circumstances within 24 months following a “change in control.” In all instances, these are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer. (See “Potential Payments Upon Termination or Change in Control” below for further details.) Under our 1997 Stock Plan, all equity awards become fully vested upon a change in control. In our experience, change in control protection for executive officers is common in the REIT industry. Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a change in control. Very often, senior managers lose their jobs in connection with a change in control. By agreeing up front to provide severance benefits and accelerated vesting of equity grants in the event of a change in control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best merger consideration for our stockholders.

Our change in control arrangements also provide for a tax gross-up payment to our named executive officers and other executives covered in the two severance plans described above in the event they become subject to the 20% golden parachute excise tax. We agreed to this payment because at the time of adoption of these plans it was market practice in the REIT industry and because our Compensation Committee believed that our management team should be able to receive what it bargained for without being subject to this tax.

Perquisites

We provide a car and a full-time driver for the use of Mr. Zuckerman, our Chairman. This allows our Chairman to use his time efficiently for business purposes during his travel time. The cost to the Company for the car and driver in 2009 was $171,932. For Mr. E. Linde, who served as our Chief Executive Officer during 2009, we provided a Company-owned car (purchased in 2005) for which we paid all maintenance and insurance costs and we also provided him with a designated parking space. The cost to the Company for this car and parking space in 2009 was $14,684. For Messrs. D. Linde and Ritchey, we provide a monthly car allowance of $750, and we provide all of our executive officers a designated parking space. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Nonqualified Deferred Compensation” beginning on page 41.

Other Benefits

Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan, which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($245,000 in 2009)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Our Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we may not deduct compensation of more than $1 million paid to any “covered employee” unless the compensation is paid pursuant to a plan which is performance-related, nondiscretionary and has been approved by our stockholders. To the extent that such compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure our executive officers are compensated in a manner consistent with our best interests and those of our stockholders. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation.

Beginning on January 1, 2005, we began accounting for stock-based awards in accordance with the requirements of Accounting Standards Codification 718 “Compensation—Stock Compensation” (“ASC Topic 718”) (formerly Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”)).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Richard E. Salomon, Chair

Zoë Baird

Frederick J. Iseman

David A. Twardock

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation paid for 2009, 2008 and 2007 to each of the named executive officers.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)		All Other Compensation ($)(10)	Total ($)(11)
Mortimer B. Zuckerman Chairman of the Board & Chief Executive Officer	2009	986,538	2,000,000	(3)	4,893,369	(6)(9)	186,947	8,066,854
	2008	950,000	2,200,000	(4)	8,322,006	(7)(9)	145,708	11,617,714
	2007	916,346	2,350,000	(5)	3,195,500	(8)(9)	174,274	6,636,120

Edward H. Linde(1) Former Chief Executive Officer	2009	986,538	1,800,000	(3)	3,020,309	(6)(9)	30,014	5,836,861
	2008	950,000	1,975,000	(4)	5,928,683	(7)(9)	9,504	8,863,187
	2007	916,346	2,100,000	(5)	3,195,500	(8)(9)	10,916	6,222,762

Douglas T. Linde President	2009	571,153	1,025,000	(3)	2,154,019	(6)(9)	31,456	3,781,628
	2008	550,000	1,125,000	(4)	4,686,161	(7)(9)	29,724	6,390,885
	2007	544,230	1,200,000	(5)	1,552,100	(8)(9)	29,424	3,325,754

Raymond A. Ritchey Executive Vice President, Head of the Washington, DC Office and National Director of Acquisitions and Development	2009	623,077	1,075,000	(3)	2,202,802	(6)(9)	28,036	3,928,915
	2008	600,000	1,175,000	(4)	4,686,161	(7)(9)	26,244	6,487,405
	2007	589,423	1,250,000	(5)	1,734,700	(8)(9)	25,644	3,599,767

Michael E. LaBelle Senior Vice President, Chief Financial Officer and Treasurer	2009	311,538	275,000	(3)	398,025	(6)(9)	22,110	1,006,673
	2008	290,192	300,000	(4)	541,056	(7)(9)	20,724	1,151,972
	2007	215,596	190,000	(5)	160,692	(8)(9)	19,680	585,968

(1)	Mr. E. Linde served as Chief Executive Officer until he passed away on January 10, 2010.
(2)	The Company’s salaried employees are paid on a bi-weekly pay period schedule on Fridays. In typical years, such as 2008 and 2007, this results in 26 pay periods. However, because the first pay date for 2010 would have been January 1, 2010, a legal holiday, the Company issued paychecks for this pay date on December 31, 2009. This resulted in the Company having 27 pay periods in 2009 instead of the usual 26. As a result, the amount of “Salary” reported for 2009 for each of the Named Executive Officers (other than Mr. LaBelle) is approximately 3.8% greater than for 2008 despite the fact that such executives did not receive any increase in their annual base salaries in 2009. Mr. LaBelle’s salary increased effective February 1, 2008. In 2010, the Company will have the typical 26 pay periods.
(3)	Represents a cash bonus paid to each of the named executive officers in 2010 to reflect performance in 2009.
(4)	Represents a cash bonus paid to each of the named executive officers in 2009 to reflect performance in 2008.
(5)	Represents a cash bonus paid to each of the named executive officers in 2008 to reflect performance in 2007.
(6)	Represents the total fair value of common stock and LTIP unit awards awarded in 2009, determined in accordance with FASB ASC Topic 718 (formerly FAS 123R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(7)

Represents the total fair value of common stock and LTIP unit awards and 2008 OPP Awards awarded in 2008, determined in accordance with FASB ASC Topic 718 (formerly FAS 123R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the named executive officers relating to common stock and LTIP unit awards are as follows: Mr. Zuckerman – $5,501,677; Mr. E. Linde – $3,484,398; Mr. D. Linde – $2,429,898; Mr. Ritchey –

$2,429,898; and Mr. LaBelle – $259,023. The grant date fair values for the named executive officers relating to 2008 OPP Awards based upon the probable outcome of the performance conditions as of the grant date for the award are as follows: Mr. Zuckerman – $2,820,329; Mr. E. Linde –$2,444,285; Mr. D. Linde – $2,256,263; Mr. Ritchey – $2,256,263; and Mr. LaBelle – $282,033. The maximum value of the 2008 OPP Awards assuming that the highest level of performance conditions are achieved are as follows: Mr. Zuckerman – $15,000,000; Mr. E. Linde – $13,000,000; Mr. D. Linde – $12,000,000; Mr. Ritchey – $12,000,000; and Mr. LaBelle – $1,500,000. To have value, the 2008 OPP Awards require the Company to outperform absolute and relative return thresholds. As a result of the significant decrease in REIT share prices over the last few years, it is highly unlikely that recipients of 2008 OPP Awards will be eligible to earn any awards.

(8)	Represents the total fair value of common stock and LTIP unit awards awarded in 2007, determined in accordance with FASB ASC Topic 718 (formerly FAS 123R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(9)	A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2009 audited financial statements beginning on page 137 of our annual report on Form 10-K for the year ended December 31, 2009.
(10)	The table below shows the components of “All Other Compensation” for 2009, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions, the car and driver provided to Mr. Zuckerman, the car provided to Mr. E. Linde, the car allowances provided to Messrs. D. Linde and Ritchey and the costs to the Company of providing parking spaces to each individual. The amounts shown for company cars, driver and car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2007 and 2008 for each of the named executive officers were reported in our 2008 and 2009 proxy statements, respectively.

Component	Mr. Zuckerman	Mr. E. Linde	Mr. D. Linde	Mr. Ritchey	Mr. LaBelle
Life Insurance	$315	$630	$630	$630	$630
401(k) match	14,700	14,700	14,700	14,700	14,700
Company Car/Car Allowance	0	7,904	9,346	9,346	0
Car and Driver	171,932	0	0	0	0
Parking	0	6,780	6,780	3,360	6,780

Total “All Other Compensation”	$186,947	$30,014	$31,456	$28,036	$22,110

(11)	The amounts shown in the “Total” compensation column for each named executive officer equal the sum of all columns of the Summary Compensation Table.

2009 Grants of Plan-Based Awards

We have provided the following Grants of Plan-Based Awards table to provide additional information about stock awards granted to our named executive officers during the year ended December 31, 2009.

Name	Grant Date	Date of Compensation Committee Approval	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mortimer B. Zuckerman	2/2/2009	1/22/2009	119,292	4,893,369
Edward H. Linde	2/2/2009	1/22/2009	73,630	3,020,309
Douglas T. Linde	2/2/2009	1/22/2009	52,511	2,154,019
Raymond A. Ritchey	2/2/2009	1/22/2009	51,940	2,202,802
Michael E. LaBelle	2/2/2009	1/22/2009	9,703	398,025

(1)	Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each named executive officer. Each named executive officer, except Mr. Ritchey, elected to receive all LTIP units. Mr. Ritchey elected to receive 50% of his award in the form of LTIP units and 50% of his award in the form of restricted common stock. Restricted stock and LTIP units are awarded under the 1997 Stock Plan by the Compensation Committee of our Board of Directors. Dividends are payable on restricted stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2010, subject to acceleration under certain circumstances.
(2)	The amounts included in this column represent the full grant date fair value of the restricted common stock and LTIP unit awards computed in accordance with FASB ASC Topic 718 (formerly FAS 123R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2009 audited financial statements beginning on page 137 of our annual report on Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards at December 31, 2009

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mortimer B. Zuckerman	406,089	36.45	2/2/2011	13,796	(4)	925,298	0	0
				17,843	(5)	1,196,730
				13,793	(6)	925,097
				46,831	(7)	3,140,955
				119,292	(8)	8,000,914

Edward H. Linde(9)	0	N/A	N/A	13,796	(4)	925,298	0	0
				17,843	(5)	1,196,730
				13,793	(6)	925,097
				29,660	(7)	1,989,296
				73,630	(8)	4,938,364

Douglas T. Linde	128,635	32.62	1/17/2012	7,588	(4)	508,927	0	0
				10,196	(5)	683,846
				6,699	(6)	449,302
				20,684	(7)	1,387,276
				52,511	(8)	3,521,913

Raymond A. Ritchey	130,058	32.62	1/17/2012	7,588	(4)	508,927	0	0
				10,196	(5)	683,846
				7,487	(6)	502,153
				20,684	(7)	1,387,276
				51,940	(8)	3,483,616

Michael E. LaBelle	433	32.62	1/17/2012	773	(4)	51,845	0	0
				1,063	(5)	71,295
				662	(6)	44,400
				2,147	(7)	143,999
				9,703	(8)	650,780

(1)	This table does not include LTIP unit and restricted common stock grants made in January 2010 reflecting performance in 2009 because they were not outstanding at the end of 2009. Such grants are described above under “Compensation Discussion and Analysis.”
(2)	The market value of such holdings is based on the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2009 of $67.07 per share.
(3)	On February 5, 2008, the named executive officers received 2008 OPP Awards. The number and market or payout value of equity incentive plan awards is based on the amount that the named executive officers would have earned under our 2008 outperformance program if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from February 5, 2008, the first day of the performance period, through December 31, 2009. Because the annualized total stockholder return during this period was less than that required for the named executive officers to earn awards under our 2008 outperformance program, no amounts were reported for the number and market or payout value. The terms of our 2008 outperformance program, including the vesting terms, are described above under “Compensation Discussion and Analysis – 2008 Outperformance Program.”

(4)	On January 28, 2005, the named executive officers received awards of LTIP units or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 34,489 LTIP units; Mr. E. Linde – 34,489 LTIP units; Mr. D. Linde – 18,969 LTIP units; Mr. Ritchey – 18,969 LTIP units; and Mr. LaBelle – 1,931 shares. These LTIP units and restricted common shares vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2008, 35% vesting on February 1, 2009 and 40% vesting on February 1, 2010, subject to acceleration under certain circumstances.
(5)	On April 28, 2006, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 23,790 LTIP units; Mr. E. Linde – 23,790 LTIP units; Mr. D. Linde – 13,594 LTIP units; Mr. Ritchey – 13,594 LTIP units; and Mr. LaBelle – 425 LTIP units and 991 shares. These LTIP units and restricted common shares vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on January 15, 2009, 35% vesting on January 15, 2010 and 40% vesting on January 15, 2011, subject to acceleration under certain circumstances.
(6)	On February 2, 2007, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 27,585 LTIP units; Mr. E. Linde – 27,585 LTIP units; Mr. D. Linde – 13,398 LTIP units; Mr. Ritchey – 14,974 LTIP units; and Mr. LaBelle – 662 LTIP units and 662 shares. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2008, subject to acceleration under certain circumstances.
(7)	On February 1, 2008, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 62,441 LTIP units; Mr. E. Linde – 39,546 LTIP units; Mr. D. Linde – 27,578 LTIP units; Mr. Ritchey – 27,578 LTIP units; and Mr. LaBelle – 2,003 LTIP units and 858 shares. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2009, subject to acceleration under certain circumstances.
(8)	On February 2, 2009, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 119,292 LTIP units; Mr. E. Linde – 73,630 LTIP units; Mr. D. Linde – 52,511 LTIP units; Mr. Ritchey – 25,970 LTIP units and 25,970 shares; and Mr. LaBelle – 9,703 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2010, subject to acceleration under certain circumstances.
(9)	In accordance with Mr. E. Linde’s employment agreement, all of his equity awards immediately vested upon his passing on January 10, 2010.

2009 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2009 and the aggregate number of shares of common stock and LTIP units that vested in 2009. The value realized on exercise is the product of (1) the fair market value of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable withholding tax and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mortimer B. Zuckerman	0	0	52,517	2,359,630
Edward H. Linde	0	0	46,793	2,094,551
Douglas T. Linde	0	0	26,677	1,196,177
Raymond A. Ritchey	66,314	1,219,236	27,071	1,214,423
Michael E. LaBelle	0	0	2,515	113,110

(1)	For Messrs. Zuckerman, E. Linde, D. Linde and Ritchey, represents LTIP units that vested in 2009. For Mr. LaBelle, represents 772 LTIP units and 1,743 shares common stock that vested in 2009.

Nonqualified Deferred Compensation

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of 14 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis. The table below summarizes the annual rates of return for the year ended December 31, 2009 for the 14 measurement funds:

Allianz NFJ Dividend Value Fund	13.02%	Oakmark Equity & Income	19.84%
American Beacon Small Cap Value	34.94%	PIMCO Low Duration Bond	13.08%
Artisan Mid Cap	50.26%	PIMCO Total Return Bond	13.55%
Buffalo Small Cap	37.49%	T. Rowe Price Equity Index	26.33%
Davis NY Venture	32.06%	T. Rowe Price Growth Stock	43.25%
Dodge & Cox International	47.46%	T. Rowe Price Mid-Cap Value	46.68%
Domini Social Equity	35.56%	Virtus Real Estate Securities A	28.01%

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table outlines deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2009, the earnings during the year, and the aggregate account balance of each named executive officer under the deferred compensation plan as of December 31, 2009.

Name	Executive Contributions in 2009 ($)(1)(2)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2009 ($)(2)
Mortimer B. Zuckerman	0	0	0	0	0
Edward H. Linde	395,000	0	657,986	0	3,090,388
Douglas T. Linde	0	0	0	0	0
Raymond A. Ritchey	117,500	0	125,468	0	551,681
Michael E. LaBelle	61,154	0	30,139	0	127,023

(1)	These amounts do not include any contributions out of bonus payments that were made during 2010 for performance in 2009.
(2)	Of the amounts reported in the contributions column, (a) the entire amount of Mr. E. Linde’s contributions, the entire amount of Mr. Ritchey’s contributions and $30,000 of Mr. LaBelle’s contributions are also included in the Summary Compensation Table as bonus for 2008 that was paid in 2009 and (b) $31,154 of Mr. LaBelle’s contributions are also included in the Summary Compensation Table as salary for 2009. Of the amounts reported in the aggregate balance column, (a) $183,269 of Mr. E. Linde’s aggregate balance, $58,942 of Mr. Ritchey’s aggregate balance and $7,500 of Mr. LaBelle’s aggregate balance are also included in the Summary Compensation Table as salary for 2007, (b) $190,000 of Mr. E. Linde’s aggregate balance, $60,000 of Mr. Ritchey’s aggregate balance and $10,000 of Mr. LaBelle’s aggregate balance are also included in the Summary Compensation Table as salary for 2008 and (c) $420,000 of Mr. E. Linde’s aggregate balance and $19,000 of Mr. LaBelle’s aggregate balance are also included in the Summary Compensation Table as bonus for 2007 that was paid in 2008.

Potential Payments Upon Termination or Change in Control

Mr. Mortimer B. Zuckerman, our Chairman and Chief Executive Officer, has an employment and noncompetition agreement with us. During the term of the agreement, Mr. Zuckerman will devote a majority of his business time to our business and affairs. The initial term of the agreement was three years beginning on January 17, 2003, with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Apart from base salary, Mr. Zuckerman is eligible to receive bonus compensation, including equity-based incentive compensation, to be determined in the discretion of the Compensation Committee of our Board of Directors. The base salary of Mr. Zuckerman is to be reviewed annually by the Compensation Committee and may be increased but not decreased at its discretion.

Mr. Zuckerman’s employment with us may be terminated for “cause” by us for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against our material best interests, or (4) an indictment of a felony if such indictment has a material adverse effect on our interests or reputation. In addition, Mr. Zuckerman may terminate his employment for “good reason,” which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement, (2) a breach by us of any of our material obligations under his employment agreement, or (3) a material change in the geographic location at which he must perform his services.

If the employment of Mr. Zuckerman is terminated by us “without cause” or by Mr. Zuckerman for “good reason,” then he will be entitled to the amount of his accrued and unpaid target bonus prorated for the number of days actually employed during the year in which his employment is terminated. In addition, he will be entitled to a severance amount payable over a 12-month period equal to the sum of (x) his base salary plus (y) the amount of his cash bonus received in respect of the immediately preceding year; provided, however, that if any such payment would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after his separation from service or (2) his death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of such provision. Mr. Zuckerman is also entitled to an additional 12 months of vesting in his stock-based awards and, subject to payment of premiums, may also participate in our health plan for up to 12 months.

In the event Mr. Zuckerman’s employment with us is terminated by reason of death or disability, he or his beneficiary will be entitled to his accrued and unpaid target bonus prorated for the number of days actually employed during the year in which his employment is terminated. In addition, his equity grants will become fully vested and, subject to payment of premiums, he or his spouse and dependents may also participate in our health plan for up to 18 months.

The employment agreement prohibits Mr. Zuckerman, while he is our director or officer and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with our relationships with our tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting our tenants or employees. Pursuant to the employment agreement, however, Mr. Zuckerman may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, Mr. Zuckerman is expressly permitted to participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities provided that such activities do not materially restrict his ability to fulfill his obligations to us as an employee and officer. In addition, the employment agreement provides that the noncompetition provision shall not apply if Mr. Zuckerman’s employment is terminated following our change of control.

Mr. E. Linde, our former Chief Executive Officer, passed away on January 10, 2010. He also had an employment and noncompetition agreement with us. The agreement was identical to Mr. Zuckerman’s agreement except that the initial term of that agreement began November 29, 2002 and it provided that Mr. E. Linde would devote substantially all of his business time to our business and affairs.

Messrs. D. Linde, Ritchey and LaBelle have similar employment agreements, except that the initial terms of the employment agreements are two years instead of three years, and these employees are permitted to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only. Additionally, the geographic scope of the noncompetition provisions contained in the employment agreements is limited to our markets at the time of termination of their employment.

The current base salaries for Messrs. Zuckerman, D. Linde, Ritchey and LaBelle are set forth in the “Compensation Discussion and Analysis” section in this proxy statement.

We entered into a severance agreement with Mr. Zuckerman on July 30, 1998. The severance agreement provides for severance benefits to Mr. Zuckerman in the event of his termination under certain circumstances within 24 months following a “change in control.” In the event a “terminating event” occurs within 24 months following a “change in control,” Mr. Zuckerman will receive a lump sum amount equal to $3,630,000 within thirty-one days following the date of termination; provided, however that if the change in control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, then such amount will be payable over a 12-month period. Health, dental and life insurance benefits are provided for three (3) years following termination. Finally, the severance agreement provides for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation assistance and outplacement counseling. Notwithstanding the foregoing, if any payment or benefit that Mr. Zuckerman becomes entitled to receive under the severance agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after his separation from service, or (ii) his death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of termination. On or before Mr. Zuckerman’s date of termination, we will make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

We had also entered into an identical severance agreement with Mr. E. Linde on July 30, 1998. Because death is not a “terminating event” under the agreement, the Company did not make any payments to Mr. E. Linde under the severance agreement following his passing on January 10, 2010.

We adopted the Boston Properties, Inc. Senior Executive Severance Plan (referred to as the “severance plan”) on July 30, 1998 in order to reinforce and encourage the continued attention and dedication of the President, Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads. Messrs. D. Linde, Ritchey and LaBelle are covered under the severance plan. The severance plan provides for the payment of severance benefits to each such executive officer in the event of termination under certain circumstances within 24 months following a “change in control” of three (3) times such executive officer’s annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the “change in control” less any amount paid or payable to such executive officer by us under the terms of any employment agreement or other plan. Tax protection, financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance are the same as described above in the severance agreement with Mr. Zuckerman. Notwithstanding the foregoing, if any payment or benefit that the employee becomes entitled to receive under the severance plan would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after the employee’s separation from service, or (ii) the employee’s death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of termination. On or before the employee’s date of termination, we will make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

Under our 1997 Stock Plan, unless otherwise provided by the Compensation Committee at the time of grants, all equity grants become fully vested upon a change in control. The provisions of our 2008 outperformance program relating to termination of employment or a change in control are described under “Compensation Discussion and Analysis – 2008 Outperformance Program” on page 31.

The following tables show potential payments and benefits that would have been provided to our named executive officers upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2009.

Name/Payment or Benefit	Voluntary Termination, Retirement or Involuntary For Cause Termination ($)(1)	Involuntary Not for Cause Termination/ Good Reason Termination ($)(1)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)(1)
Mortimer B. Zuckerman
Bonus	0	950,000	0	0	950,000
Severance	0	3,150,000	3,630,000	0	0
Unvested Equity Awards(2)(3)	0	4,993,496	14,188,994	14,188,994	14,188,994
2008 OPP Awards(4)	0	0	0	0	0
Benefits Continuation	0	12,597	38,736	0	18,896
Other Benefits(5)	0	0	705,000	0	0
Excise Tax Gross-Up	0	0	0	0	0

Total	0	9,106,093	18,562,730	14,188,994	15,157,890

Edward H. Linde(6)
Bonus	0	950,000	0	0	950,000
Severance	0	2,925,000	3,630,000	0	0
Unvested Equity Awards(2)(3)	0	3,843,983	9,974,785	9,974,785	9,974,785
2008 OPP Awards(4)	0	0	0	0	0
Benefits Continuation	0	13,996	43,878	0	20,994
Other Benefits(5)	0	0	660,000	0	0
Excise Tax Gross-Up	0	0	0	0	0

Total	0	7,732,979	14,308,663	9,974,785	10,945,779

Douglas T. Linde
Bonus	0	550,000	0	0	550,000
Severance	0	1,675,000	4,925,000	0	0
Unvested Equity Awards(2)(3)	0	2,395,606	6,551,263	6,551,263	6,551,263
2008 OPP Awards(4)	0	0	0	0	0
Benefits Continuation	0	15,397	48,081	0	23,096
Other Benefits(5)	0	0	410,000	0	0
Excise Tax Gross-Up	0	0	0	0	0

Total	0	4,636,003	11,934,344	6,551,263	7,124,359

Raymond A. Ritchey
Bonus	0	600,000	0	0	600,000
Severance	0	1,775,000	5,225,000	0	0
Unvested Equity Awards(2)(3)	0	1,977,022	6,565,818	6,565,818	6,565,818
2008 OPP Awards(4)	0	0	0	0	0
Benefits Continuation	0	13,996	43,878	0	20,994
Other Benefits(5)	0	0	430,000	0	0
Excise Tax Gross-Up	0	0	0	0	0

Total	0	4,366,018	12,264,696	6,565,818	7,186,812

Name/Payment or Benefit	Voluntary Termination, Retirement or Involuntary For Cause Termination ($)(1)	Involuntary Not for Cause Termination/ Good Reason Termination ($)(1)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)(1)
Michael E. LaBelle
Bonus	0	300,000	0	0	300,000
Severance	0	600,000	1,500,000	0	0
Unvested Equity Awards(2)(3)	0	318,046	962,320	962,320	962,320
2008 OPP Awards(4)	0	0	0	0	0
Benefits Continuation	0	15,397	48,081	0	23,096
Other Benefits(5)	0	0	195,000	0	0
Excise Tax Gross-Up	0	0	662,812	0	0

Total	0	1,233,443	3,368,213	962,320	1,285,416

(1)	For termination in connection with a change in control, assumes termination occurs simultaneously with the change in control. The closing market price of our common stock on the New York Stock Exchange on December 31, 2009 was $67.07 per share.
(2)	In the event of an involuntary not for cause termination or a good reason termination prior to a change in control, the vesting of equity awards will be accelerated by 12 months. Accordingly, the following shares of restricted common stock and LTIP units would have vested: Mr. Zuckerman – 74,452 LTIP units; Mr. E. Linde – 57,313 LTIP units; Mr. D. Linde – 35,718 LTIP units; Mr. Ritchey – 29,477 LTIP units and 6,492 shares of restricted common stock; and Mr. LaBelle – 3,241 LTIP units and 1,501 shares of restricted common stock.
(3)	In the event of (a) an involuntary not for cause termination or a good reason termination following a change in control, (b) a change in control without termination or (c) death or disability, all outstanding equity awards become fully vested. At December 31, 2009, Messrs. Zuckerman, E. Linde, D. Linde, Ritchey and LaBelle held unvested restricted common stock and LTIP units as follows: Messrs. Zuckerman – 211,555; Mr. E. Linde – 148,722 LTIP units; Mr. D. Linde – 97,678 LTIP units; Mr. Ritchey – 71,925 LTIP units and 25,970 shares of restricted common stock; and Mr. LaBelle – 11,856 LTIP units and 2,492 shares of restricted common stock.
(4)	For a detailed discussion of the vesting of 2008 OPP Awards upon the occurrence of a change in control and certain termination triggering events, see “Compensation Discussion and Analysis – 2008 Outperformance Program” above. To have value, the 2008 OPP Awards require the Company to outperform absolute and relative return thresholds. Such thresholds were not met as of December 31, 2009.
(5)	Includes outplacement services valued at 20% of current base salary and bonus with respect to the immediately preceding year paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.
(6)	Mr. E. Linde passed away on January 10, 2010 at which time all of his unvested equity awards became vested. In addition to the bonus of $1,800,000 for 2009 shown in the Summary Compensation Table, the Company paid Mr. E. Linde a bonus of $26,027 representing his accrued and unpaid target bonus prorated for the ten days that Mr. E. Linde was employed during 2010.

The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•

distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “Nonqualified Deferred Compensation” beginning on page 41 for the plan balances of each named executive officer under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

Compensation Risks

The Compensation Committee, with assistance from its independent compensation consultant, reviewed the elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking and concluded that:

•	significant weighting towards long-term incentive compensation discourages short-term risk-taking;

•

performance goals are set to avoid creating incentives for excessive risk-taking and their achievement does not automatically entitle management to formulaic cash bonuses or equity awards, which are at the discretion of the Compensation Committee;

•	vesting schedules for restricted stock and LTIP units cause management to have a significant amount of unvested awards at any given time; and

•

share ownership guidelines require management to hold a certain amount of our stock, such that an appropriate portion of each senior officer’s personal wealth is aligned with our long-term performance.

The Compensation Committee focuses primarily on the compensation of named executive officers and regional managers because risk-related decisions depend predominantly on their judgment. The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. As described in “Compensation Discussion and Analysis,” the Compensation Committee endeavors to put in place for management incentives that cultivate a level of risk-taking behavior consistent with our business strategies and relies to a significant extent on subjective considerations to temper the potential for formulae or objective factors to influence risk-taking.

COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2009, we paid our non-employee directors:

•	an annual retainer of $50,000 (payable in quarterly installments) for their services;

•	an annual retainer of $15,000 (payable in quarterly installments) to the chair of each of the Audit Committee, Compensation Committee and NCG Committee;

•	an annual retainer of $15,000 (payable in quarterly installments) to Mr. Twardock for his service on the Significant Transactions Committee;

•	$1,500 for each Board of Directors meeting attended;

•	$1,500 to the members of the Audit Committee for each Audit Committee meeting attended; and

•	$1,000 to the members of each of the Compensation Committee and NCG Committee for each committee meeting attended.

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Each non-employee director serving in 2009 (other than Ms. Baird) made an election, in accordance with our 1997 Stock Plan and approved by the Board of Directors, to defer all cash retainer and meeting attendance fees payable to such director and to receive his or her deferred cash compensation in the form of our common stock upon the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the New York Stock Exchange on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may only be made in a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account upon the director’s retirement from our Board of Directors. Ms. Baird revoked her election to defer all cash retainer and meeting attendance fees effective January 1, 2009. Messrs. Bacow and Turchin revoked their elections to defer all cash retainer and meeting attendance fees effective January 1, 2010.

Additionally, in 2009 each continuing non-employee director was entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $65,000. In addition, any new non-employee director was entitled to receive, on the fifth business day after his or her initial election to our Board of Directors, a number of shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $35,000. These annual and initial grants are made pursuant to a policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the New York Stock Exchange on the grant date. Pursuant to this policy, on May 27, 2009, Ms. Einiger and Messrs. Bacow, Iseman, Patricof, Turchin and Twardock each received 1,419 LTIP units and Ms. Baird and Mr. Salomon each received 1,419 shares of restricted common stock. Annual grants of LTIP units and restricted common stock made prior to May 19, 2008 vest in equal annual installments on the first and second anniversaries of the grant date. Annual grants of LTIP units and restricted common stock made on or after May 19, 2008 to non-employee directors vest over a two-year period with (1) 50% of such awards vesting on the earlier of (i) the first anniversary of the date of grant and (ii) the date of the next annual meeting of stockholders and (2) 50% of such awards vesting on the earlier of (i) the second anniversary of the date of grant and (ii) the date of the second annual meeting of stockholders following the date of grant. Initial grants of LTIP units and restricted common stock to new non-employee directors vest in equal annual installments on the first and second anniversaries of the grant date.

The Compensation Committee currently expects that it will review the compensation of non-employee directors once every two years and as circumstances arise that may dictate otherwise. In accordance with this policy, in the fall of 2008, the Company engaged Mercer Human Resource Consulting, an independent compensation consultant, to assist it in conducting a competitive review of the Company’s non-employee director compensation program. More specifically, Mercer reviewed (1) how the use of each component of total compensation (e.g., cash retainers, meeting fees and equity awards) compared to market practice, and (2) how the total compensation for Board and committee members compared to market practice. Mercer’s report presented data comparing our director compensation to market levels using three distinct peer groups – the same expanded and selective office peer groups used by the Compensation Committee in evaluating executive compensation and a group of eleven diversified financial service companies. While management interacted with Mercer throughout its process, the Compensation Committee oversaw the selection of the peer groups and the overall project. Mercer’s findings showed that total compensation paid to the non-employee directors was positioned at approximately the median of the expanded peer group, between the median and the 75th percentile of the selective office peer group and between the 25th percentile and the median of the diversified financial peer group. Based on those findings and Mercer’s recommendations, the Compensation Committee recommended no changes to the compensation program for 2009 and the full Board of Directors concurred.

Director Compensation

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Lawrence S. Bacow	72,500	60,874	133,374
Zoë Baird	87,500	65,000	152,500
Carol B. Einiger	75,500	60,874	136,374
Frederick J. Iseman	69,000	60,874	129,874
Alan J. Patricof	90,500	60,874	151,374
Richard E. Salomon	84,000	65,000	149,000
Martin Turchin	48,000	60,874	108,874
David A. Twardock	90,500	60,874	151,374

(1)	Each director, except Ms. Baird, deferred his or her cash fees earned during 2009 and received in lieu thereof deferred stock units pursuant to our 1997 Stock Plan as described above. The following table summarizes the deferred stock units credited to the director accounts during 2009, as well as the aggregate number of deferred stock awards (including dividend equivalents) accumulated in their deferral accounts for all years of service as a director. The deferred stock awards previously earned by Ms. Baird accumulated dividend equivalents.

Name	Deferred Stock Units Earned during 2009 (#)	Account Balance as of December 31, 2009 (#)
Lawrence S. Bacow	1,826	9,002
Zoë Baird	185	4,032
Carol B. Einiger	1,803	6,938
Frederick J. Iseman	1,440	1,477
Alan J. Patricof	2,741	21,524
Richard E. Salomon	2,471	17,706
Martin Turchin	2,033	17,017
David A. Twardock	2,223	9,606

(2)	Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2009, determined in accordance with FASB ASC Topic 718 (formerly FAS 123R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2009 audited financial statements beginning on page 137 of our annual report on Form 10-K for the year ended December 31, 2009. As of December 31, 2009, our non-employee directors had the following unexercised option awards and unvested equity awards outstanding:

Name	Stock Options (#)	LTIP Units (#)	Restricted Common Stock (#)
Lawrence S. Bacow	0	1,744	0
Zoë Baird	0	325	1,419
Carol B. Einiger	0	1,744	0
Frederick J. Iseman	0	1,745	0
Alan J. Patricof	0	1,744	0
Richard E. Salomon	0	325	1,419
Martin Turchin	5,779	1,744	0
David A. Twardock	0	1,744	0

Director Stock Ownership Guidelines

The Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units, Series Two preferred units (on an as-converted basis) and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Messrs. Salomon (Chair), Iseman, and Twardock and Ms. Baird. None of them has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC.

PROPOSAL 2: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Proposal

The Board of Directors has adopted and declared advisable, and recommends for your approval, an amendment to the Amended and Restated Certificate of Incorporation of Boston Properties that would provide for the annual election of directors and eliminate the plurality voting standard for director elections that is contained in the Amended and Restated Certificate of Incorporation.

Ever since the initial public offering of Boston Properties’ common stock in June 1997, the Board of Directors has been divided into three classes, with each class serving for staggered three-year terms. In the past, the Board of Directors had concluded that its classified structure provided Boston Properties with important benefits in the context of an unfriendly or unsolicited coercive proposal to take over or restructure Boston Properties that outweighed any drawbacks to this structure. However, the Board of Directors has recognized that during the past ten years the corporate governance landscape has shifted notwithstanding the arguments in favor of the benefits of a classified board of directors, and that the percentage of companies in the S&P 500 with a classified board has declined from more than 60% to less than 35%. Additionally, the percentage of shares voted in favor of the stockholder proposals that Boston Properties has received in past years to declassify the Board of Directors has steadily increased. As a result of these factors, Boston Properties, in its proxy statement for last year’s annual meeting of stockholders, indicated that the Board of Directors was firmly committed to following the trend among the members of the S&P 500 to declassify their boards of directors, and intended to take the steps necessary to declassify once economic conditions and REIT valuations stabilize. After careful consideration, as well as discussions with Mrs. Evelyn Y. Davis and other investors, the Board of Directors has now determined that it is advisable to initiate the declassification of the Board of Directors.

Currently, members of the Board of Directors are elected for staggered terms of three years. If the amendment to the Amended and Restated Certificate of Incorporation is approved by stockholders, then commencing with the class of directors standing for election at the 2011 annual meeting of stockholders, directors will stand for election for one-year terms expiring at the next succeeding annual meeting of stockholders. The directors who were elected at the 2009 annual meeting of stockholders, whose terms will expire in 2012, and the directors who are elected at the 2010 annual meeting of stockholders, whose terms will expire in 2013, will hold office until the end of their terms. In all cases, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to the Board of Directors to fill a vacancy following the 2011 annual meeting of stockholders will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

The amendment also provides that directors may be removed, with or without cause, by the affirmative vote of the holders of at least 75% of the voting power of the capital stock of the Corporation entitled to vote thereon, except that directors serving the remainder of a three-year term of office may be removed by such 75% vote only for cause. Currently, the Amended and Restated Certificate of Incorporation permits the removal of directors by such 75% vote only for cause. The changes to the director removal provisions are necessary because, under Delaware law, directors of companies that do not have classified boards may be removed by the stockholders either for or without cause.

In addition, the amendment to the Amended and Restated Certificate of Incorporation will remove the plurality voting standard for director elections. Currently, the Amended and Restated Certificate of Incorporation requires that directors be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under a plurality voting standard, the nominees for election as directors who receive the greatest number of votes cast in their favor at a stockholders meeting are elected to the Board of Directors, up to the maximum number of directorships to be filled at that meeting. If the amendment to the Amended and Restated Certificate of Incorporation is approved, then this voting standard will be removed from the Amended and Restated Certificate of Incorporation and the vote required in director elections will be as set forth in Boston Properties’ By-laws.

Currently, Boston Properties’ By-laws also provide for a plurality voting standard for director elections. If the amendment to the Amended and Restated Certificate of Incorporation is approved by stockholders, the Board of Directors intends to amend Boston Properties’ By-laws to provide for majority voting in uncontested elections (in which a nominee is elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election) and to adopt a director resignation policy that will set forth the Board of Directors’ expectation that any director that fails to receive the required majority vote in an uncontested election will promptly tender his or her resignation to the Board of Directors for its consideration. Boston Properties’ By-laws will continue to provide for a plurality voting standard in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to the Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties’ first mails its notice for such meeting to the stockholders.

The text of the amendment to the Amended and Restated Certificate of Incorporation is attached as Annex A to this proxy statement and incorporated herein by reference.

If approved by the requisite number of stockholders, the amendment to the Amended and Restated Certificate of Incorporation will be effective when Boston Properties files a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

If the amendment to the Amended and Restated Certificate of Incorporation is not approved by stockholders, (1) the Board of Directors will remain classified, and directors elected at future annual meetings of stockholders will serve three-year terms and will hold office until their respective successors are duly elected and qualified or until their earlier resignation or removal and (2) the plurality voting standard will continue to apply for all director elections.

Vote Required

The affirmative vote of 75% of the outstanding shares of common stock entitled to vote on this proposal is required for adoption of this proposal. Accordingly, abstentions and broker non-votes, if any, will have the effect of a vote against the proposal as the underlying shares are included in determining the number of outstanding shares entitled to vote on the proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010. PricewaterhouseCoopers LLP has audited our consolidated financial statements since our initial public offering in June 1997. Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$1,062,235	$1,492,000
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	225,200	180,700

Subtotal	1,287,435	1,672,700

Audit-Related Fees
Audits required by lenders, joint ventures, tenants and employee benefit plans	204,174	268,170

Tax Fees
Recurring tax compliance	320,912	199,372
Tax planning and research	142,783	172,938
REIT and other compliance matters	61,951	52,727
Tax assistance for potential transactions	119,849	168,088
Sales and use tax examinations	0	0

Subtotal	645,495	593,125

All Other Fees
Software licensing fee	1,500	1,500

Total	$2,138,604	$2,535,495

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2009 and 2008 fiscal years.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2009 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2009.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

Alan J. Patricof, Chair

Lawrence S. Bacow

Carol B. Einiger

PROPOSAL 4: STOCKHOLDER PROPOSAL

Proposal Concerning the Preparation of a Sustainability Report

The Office of the Comptroller of the City of New York, as custodian and trustee of the New York City Fire Department Pension Fund and as custodian of the New York City Board of Education Retirement System (collectively, the “Funds”), beneficial holder of an aggregate of 153,051 shares of common stock of Boston Properties, has given formal notice that the Funds intend to introduce the following resolution at the 2010 annual meeting and have furnished the following statements in support of its proposal:

WHEREAS:    Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term business success.

Mainstream financial companies are also increasingly recognizing the links between sustainability performance and shareholder value. According to research consultant Innovest, major investment firms including ABN-AMRO, Schroders, T. Rowe Price, and Legg Mason subscribe to information on companies’ social and environmental practices to help make investment decisions.

Globally over 2,600 companies issued reports on sustainability issues in 2007 (www.corporateregister.com). A recent survey found that 80% of the Global Fortune 250 companies now release corporate responsibility data, which is up from 64% in 2005 (KPMG International Survey of Corporate Responsibility Reporting 2008). Unfortunately, the vast majority of U.S. companies in the real estate industry lag on sustainability reporting, especially regarding key issues such as climate change. To date, only four U.S. real estate companies – CB Richard Ellis, KB Homes, ProLogis, and Centex – have shown leadership by producing sustainability reports.

The Department of Energy’s 2008 Building Energy Data Book reports that buildings use 40% of all energy and are accountable for 38% of CO2 emissions, making them the largest single source of emissions. Most of those emissions are attributable to the electricity used in buildings, which is generated mainly in fossil-fuel dependent plants, and which adds up to 72% of all electricity use in the United States.

Given the industry’s large carbon footprint, we feel it is imperative that Boston Properties develops clear policies and programs that address the impacts of its operations on the environment and on society. Sustainability reporting would help investors understand what our company is doing to manage environmental and social impacts and the steps Boston Property is taking to respond to the growing demand for and interest in green buildings.

According to a McGraw Hill Construction Marketplace May 2008 survey of builders, green building has provided a boost to builders during an otherwise difficult market, and as the market improves green development appears headed for tremendous growth. McGraw Hill Construction also reports that the value of green building construction is projected to increase to $60 billion by 2010.

RESOLVED:    Shareholders request that the Board of Directors prepare a sustainability report describing corporate strategies to reduce greenhouse gas emissions and addressing other environmental and social impacts such as water and waste management, and employee and community relations. The report, prepared at reasonable cost and omitting proprietary information, should be published by December 2010.

SUPPORTING STATEMENT:    The report should include the company’s definition of sustainability and a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability.

We recommend that Boston Properties use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“the Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance on direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility. The Guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations.

Boston Properties’ Statement in Opposition

Our stockholders considered and rejected an identical proposal at our 2009 annual meeting of stockholders.

Our Board of Directors does not believe that preparing a “sustainability report” based on the guidelines published by the Global Reporting Initiative (“GRI”), a not-for-profit organization located in Amsterdam, the Netherlands, would be a prudent use of our resources. While our Board of Directors recognizes that environmental and social issues are important, and while we strive to conduct our business in a socially responsible manner, we do not believe that a GRI-based sustainability report would provide meaningful marginal benefits to management or would provide sufficiently useful information to our stockholders and investors to justify its costs, especially in light of the ongoing global economic challenges.

The GRI guidelines describe sustainability reporting as “the practice of measuring, disclosing, and being accountable” to a wide range of “stakeholders,” including both internal and external stakeholders. A review of the GRI guidelines leads us to the conclusion that the proposed sustainability report would not provide policies and principles that advance our business success or guide our compliance with any laws or regulations. Rather, the report would simply disclose information about our “economic, environmental and social performance” as viewed in the context of this “collaborating centre of the United Nations Environmental Programme.” The proposed sustainability report would, therefore, simply add another disclosure document to those we already prepare and file with the SEC and the other information we provide to our stockholders.

As one of the nation’s leading office REITs, Boston Properties is already committed to improving its natural resource efficiency and demonstrating that the operation and development of commercial real estate can be conducted with a conscious regard for the environment and other social issues. In 2009, our Sustainability Committee focused on (1) identifying and executing new strategies for promoting sustainability in new construction, existing buildings and corporate operations, (2) promoting communication across regions, (3) sharing “best practices” and (4) assessing the cost effectiveness of small and large-scale projects and programs. Over the past several years, we have implemented numerous improvement projects and system enhancements, including, without limitation, the following:

•

Energy Savings Program — Properties across our portfolio are routinely rated and benchmarked on the EPA’s Energy Star program. In 2009, 25 of the Company’s properties earned the Energy Star Award, accounting for approximately 11.1 million square feet of energy efficiency excellence. This is an increase of seven buildings over our final 2008 count, or an additional 1.7 million square feet (+18%). We expect additional properties across our portfolio will receive the same recognition in 2010.

•

Recycling and solid waste management — In addition to extensive recycling programs across the regions, Boston Properties also works closely with its vendors and tenants to promote café and restaurant composting and responsible waste management practices. To further increase the percentage of recycled materials across the Company, our regional teams are working closely with waste management vendors to enforce tenant compliance and auditing with a goal of moving to a “single stream” recycling across the Company.

•

Water conservation — Boston Properties continues to find innovative ways to minimize its environmental footprint through reducing water use in its buildings and operations. For example, advanced landscaping irrigation systems have been installed at several properties that incorporate rain gauges to communicate information daily, measure water levels and adjust the amount of water used to maintain the plantings. These systems result in the use of approximately 50% less water to achieve comparable results. In addition, all of our regions have water conservation programs in place that range from water efficient devices to managing frequency of exterior window washing programs.

•

Transportation and parking programs — Boston Properties promotes these programs through on-site events, newsletters and one-on-one meetings with office tenant contacts. Employees across the Company are involved with local transportation management authorities and support alternative transportation programs through their involvement.

•

“Green” cleaning and landscaping — All of our regions have formalized a “Green Cleaning Requirement” with their cleaning vendors. Aspects of this requirement include Green Seal approved cleaning products, HEPA (high efficiency particle air) vacuums, dry cleaning for carpets and restroom supply products made from a minimum of 60% recycled materials in multi-tenant buildings (100% recycled content is encouraged and used when possible). Boston Properties now performs Green Cleaning in 108 properties totaling 30.3 million square feet.

We have also continued our efforts to develop LEED-certified buildings and our ongoing auditing and retrofit efforts on existing buildings. The U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) program for certification follows a rigorous registration process which evaluates and gives Certified, Silver, Gold and Platinum ratings to green buildings. In 2009, the Company received LEED-Core and Shell Gold certifications for two recently completed development projects totaling over 320,000 square feet – 77 CityPoint in Waltham, MA and Annapolis Junction in Annapolis, MD. In addition, in February 2010 the Company received LEED-Core and Shell Gold certification for Democracy Tower, a 235,000 square foot Class A office property in Reston, VA.

As of February 16, 2010, we have the following LEED-Core and Shell registered projects:

•	Atlantic Wharf in Boston, MA — This 860,000 square foot mixed-use development project has been pre-certified Gold LEED.

•	Weston Corporate Center in Weston, MA — This 356,000 square foot Class A office development has been registered and anticipates a Gold LEED rating.

•	2200 Pennsylvania Avenue, Washington, DC — This 780,000 square foot mixed-use development project has been pre-certified Silver LEED.

•	701 Carnegie Center in Princeton, NJ — This 120,000 square foot Class A office property has been registered and anticipates a Silver LEED rating.

Numerous other development projects are LEED registered and targeting LEED Silver ratings or better. We are also actively exploring LEED certification for our existing buildings. The Company has established a LEED-Existing Building Committee which oversees and supports the Company’s utilization of the program. In 2009 the Company had its first building certified under the LEED-Existing Building certification program, as our Waltham Weston Corporate Center achieved a Silver rating. Several other buildings are being evaluated for certification in 2010.

The stockholder’s proposal does not convey the burden associated with preparing a sustainability report other than noting that the report should be “prepared at a reasonable cost.” In order to comply with the GRI guidelines, we believe we would need to undertake extensive analyses that require substantial financial and personnel commitments and the engagement of consultants with specialized expertise. In short, the proposed sustainability report would require us to greatly expand the types of information we gather, analyze and disclose, well in excess of any requirements of the SEC or other existing voluntary disclosures. As a result, management would be distracted from the day-to-day operations and the aim of running a profitable business, and we would incur significant financial expense with no meaningful marginal benefit. Information previously available on the website of the GRI showed that companies have often been required to spend several hundred thousand dollars or more to produce a sustainability report in accordance with GRI guidelines.

We already include in our Annual Reports on Form 10-K disclosure regarding our various sustainability efforts and environmentally sound development initiatives. We also discuss these efforts from time to time with investors. However, to make our efforts more transparent, we are currently developing a new section for our website that will focus on communicating our sustainability efforts and performance, with an intended launch by the end of 2010. We expect the new section will address the various efforts and achievements described above, as well as certain case studies, education and training and community involvement. By updating this information on a regular basis, we believe our investors, tenants, suppliers and current and prospective employees will have easily accessible, more current information with which to evaluate our efforts than they would if we prepared a sustainability report of the type requested by the proponent.

Our Board of Directors respects our investors’ interest in environmental and social issues, and we strive to conduct our business in a socially responsible manner that ensures our long-term profitability. Our Board of Directors and management continue to monitor every aspect of our business with the primary objective of maximizing our investors’ return on investment. Rather than diverting important resources to prepare an additional disclosure document of the kind recommended by the proponent, our Board of Directors believes our time, efforts and finances are best utilized in other ways that we believe are more likely to achieve this objective.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL 5: STOCKHOLDER PROPOSAL

Proposal Concerning an Independent Board Chairman

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01803, beneficial holder of approximately 12,325 shares of common stock of Boston Properties, has given formal notice that it will introduce the following resolution at the 2010 annual meeting and has furnished the following statements in support of its proposal:

RESOLVED:    That stockholders of Boston Properties, Inc. (“Boston Properties” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company Mr. Mortimer Zuckerman, co-founder of Boston Properties, holds the position of Chairman of the Board. In addition, the Company has not designated a “lead independent director”. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Boston Properties require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent will enhance Board leadership at our Company, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Boston Properties’ Statement in Opposition

Our stockholders considered and rejected an identical proposal at our 2009 annual meeting of stockholders.

It is the view of our Board of Directors that the adoption of a firm policy that our Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of Boston Properties is unnecessary and would only serve to limit our Board of Directors’ flexibility in determining the best candidate to serve as Chairman.

Requiring that the Chairman of our Board of Directors be an independent director is not necessary to ensure that our Board of Directors provides independent and effective oversight of Boston Properties’ business and affairs. Such oversight is maintained at Boston Properties through the composition of our Board of Directors, the strong leadership of our independent directors and the independent committees of our Board of Directors, and our other corporate governance structures and processes already in place.

Nine of the eleven members of our Board of Directors are non-management directors, and eight of these directors are independent under the NYSE Rules. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

The adoption of a policy requiring that the Chairman be an independent director who has not previously served as an executive officer of Boston Properties would preclude our current Chairman, Mortimer B. Zuckerman, from continuing to serve in this role. Mortimer B. Zuckerman co-founded Boston Properties in 1970 and has served on our Board of Directors since our initial public offering in June 1997. The Board of Directors has given careful consideration to the appointment of a non-executive Chairman and has determined that Boston Properties and our stockholders are best served by having Mr. Zuckerman continue to serve as Chairman. Mr. Zuckerman’s combined role as an executive officer and the Chairman of the Board of Directors promotes unified leadership and direction for the Board of Directors and executive management, and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans.

Our Board of Directors believes that it is in the best interests of Boston Properties and our stockholders for the Board of Directors to retain the flexibility and discretion to conduct Boston Properties’ business in the most efficient and effective manner, including the flexibility to determine on a case-by-case basis who is best qualified to serve as our Chairman. Implementing the proposal would deprive our Board of Directors of its ability to select the person that it determines has the most effective leadership style and is best qualified to serve as Chairman.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Director Independence” beginning on page 5 of this Proxy Statement.

Since January 1, 2009, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $900,163. Given current leasing activity, the Company expects to pay additional commissions to this firm during 2010. Mr. Ritchey is an Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

On June 30, 1998, we acquired from entities controlled by Mr. Alan B. Landis, who is the brother of Mr. Mitchell S. Landis, the Senior Vice President and Regional Manager of our Princeton office, a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”). In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement (the “Development Agreement”) with affiliates of Mr. A. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. One affiliate of Mr. A. Landis was entitled to a purchase price for each parcel developed under the Development Agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. A. Landis was eligible to earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The Development Agreement also provided that upon negotiated terms and conditions, we and Mr. A. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company.

On October 21, 2004, the Operating Partnership and Mr. A. Landis entered into an agreement (the “2004 Agreement”) to modify several provisions of the Development Agreement. Under the terms of the 2004 Agreement, the Operating Partnership and affiliates of Mr. A. Landis amended the Development Agreement to limit the rights of Mr. A. Landis and his affiliates to participate in the development of properties under the Development Agreement. Among other things, Mr. A. Landis agreed that (1) Mr. A. Landis and his affiliates will have no right to participate in any entity formed to acquire land parcels or the development company formed by the Operating Partnership to provide development services under the Development Agreement, (2) Mr. A. Landis will have no right or obligation to play a role in development activities engaged in by the development company formed by the Operating Partnership under the Development Agreement or receive compensation from the development company and (3) the affiliate of Mr. A. Landis will have no right to receive a contingent payment for developed properties based on stabilized returns. In exchange, we agreed to:

•

effective as of June 30, 1998, pay Mr. A. Landis $125,000 on January 1 of each year until the earlier of (A) January 1, 2018, (B) the termination of the Development Agreement or (C) the date on which all development properties under the Development Agreement have been conveyed pursuant to the Development Agreement, with $750,000, representing payments of this annual amount from 1998 to 2004, being paid upon execution of the 2004 Agreement; and

•

pay an affiliate of Mr. A. Landis, in connection with the development of land parcels acquired under the Development Agreement, an aggregate fixed amount of $10.50 per rentable square foot of property developed (with a portion of this amount (i.e., $5.50) being subject to adjustment, in specified circumstances, based on future increases in the Consumer Price Index) in lieu of a contingent payment based on stabilized returns, which payment could have been greater or less than $10.50 per rentable square foot of property developed.

The Operating Partnership also continues to be obligated to pay an affiliate of Mr. A. Landis the purchase price of $20 per rentable square foot of property developed for each land parcel acquired as provided in the original Development Agreement. During the 20-year term of the Development Agreement, until such time, if any, as the Operating Partnership elects to acquire a land parcel, an affiliate of Mr. A. Landis will remain responsible for all carrying costs associated with such land parcel.

Pursuant to the Development Agreement, as amended by the 2004 Agreement, we paid Mr. A. Landis $125,000 on each of January 1, 2009 and January 1, 2010. In addition, on July 24, 2007, the Company acquired from Mr. A. Landis 701 Carnegie Center, a land parcel located in Princeton, New Jersey for a purchase price of approximately $3.1 million. The land was acquired in connection with a build-to-suit development for Princeton University.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

Stockholder Proposals for the 2011 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2011 annual meeting must be received by Boston Properties on or before December 2, 2010 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

Stockholder proposals to be presented at Boston Properties’ 2011 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2011 annual meeting, must be received in writing at our principal executive office not earlier than January 18, 2011, nor later than March 4, 2011, unless our 2011 annual meeting of stockholders is scheduled to take place before April 18, 2011 or after July 17, 2011. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn: Secretary.

ANNEX A

Proposed additions are underlined (except for section headings) and proposed deletions are indicated by strike-throughs.

PROPOSED AMENDMENT TO

ARTICLE VI OF THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF BOSTON PROPERTIES, INC.

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Sections D, E and F of Article VI in their entirety and inserting the following in lieu thereof:

“D.    Number and Terms of Directors. The ~~Corporation shall have a Board of Directors initially consisting of five (5) directors. Thereafter, the~~ number of directors shall be fixed by resolution duly adopted from time to time by the Board of Directors; provided, however, that in no event shall the number of directors exceed eleven (11) or be less than the minimum number required by the DGCL. A director need not be a stockholder of the Corporation.

~~The directors shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors of the Corporation shall be Mortimer B. Zuckerman; the initial Class II Directors of the Corporation shall be Alan J. Patricof and Martin Turchin; and the initial Class III Directors of the Corporation shall be Edward H. Linde and Ivan G. Seidenberg. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1998; the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999; and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders, the successor or successors of the class of directors whose term expires at that meeting shall be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors, and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.~~

Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock: (i) at the annual meeting of stockholders of the Corporation that is held in calendar year 2011 (the “2011 Annual Meeting”), the directors whose terms expire at the 2011 Annual Meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders of the Corporation that is held in calendar year 2012 (the “2012 Annual Meeting”); (ii) at the 2012 Annual Meeting, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders of the Corporation that is held in calendar year 2013 (the “2013 Annual Meeting”); and (iii) at the 2013 Annual Meeting and each annual meeting of stockholders of the Corporation thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders of the Corporation. For the avoidance of doubt, each person appointed by the directors of the Corporation or elected by the stockholders of the Corporation to the Board of Directors before the 2011 Annual Meeting shall serve for the full term to which he or she was appointed or elected before the 2011 Annual Meeting (such term, a “Continuing Term”). Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificates of designation applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Section (C)~~.

A-1

During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV of this Certificate, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

E.    Removal of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to remove any director whom such holders have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office with or without cause by the affirmative vote of the holders of at least 75% of the voting power of the capital stock of the Corporation entitled to vote thereon; provided, however, that any director then serving a Continuing Term may be removed from office (a) only with cause and (b) only by the affirmative vote of the holders of at least 75% of the ~~shares then~~voting power of the capital stock of the Corporation entitled to vote ~~at a meeting of the stockholders called for that purpose~~thereon. At least 30 days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal will be considered at the meeting. For purposes of this Certificate, “cause,” with respect to the removal of any director, shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of a court, (iii) gross dereliction of duty, (iv) commission of any act involving moral turpitude or (v) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to such director and a material injury to the Corporation.

F.    Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto and unless otherwise required by law, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled solely by the affirmative vote of a majority of the voting power of the remaining directors ~~then in office~~entitled to vote thereon, even if less than a quorum of the Board of Directors. Any director appointed to the Board of Directors in accordance with the preceding sentence following the 2011 Annual Meeting shall hold office for ~~the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred~~a term expiring at the next annual meeting of stockholders of the Corporation held after such appointment and until such director’s successor shall have been duly elected and qualified or until such director’s earlier resignation or removal~~. Subject to the rights, if any, of the holders of any series of Preferred Stock, when the number of directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director~~. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.”

A-2

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours per day, 7 days per week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 17, 2010.

Vote by Internet
		•	Log on to the Internet and go to
www.envisionreports.com/BXP
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
		•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Board of Directors recommends a vote “FOR” all the nominees listed.

1. To elect the three nominees named in the proxy statement as Class I directors, each to serve for a three-year term and until their respective successors are duly elected and qualified:	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	+

01 - Mortimer B. Zuckerman 02 - Carol B. Einiger 03 - Dr. Jacob A. Frenkel	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.					The Board of Directors recommends a vote “AGAINST” Proposals 4 and 5.

		For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment to our Amended and Restated Certificate of Incorporation relating to the election of directors.	☐	☐	☐	4.	To consider and act upon a stockholder proposal concerning the preparation of a sustainability report, if properly presented at the Annual Meeting.	☐	☐	☐

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐	5.	To consider and act upon a stockholder proposal concerning an independent board chairman, if properly presented at the Annual Meeting.	☐	☐	☐

					6.	In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

¡		+
<STOCK#>	015D0E

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy	+

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2010

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at 601 Lexington Avenue, 14th Floor, New York, NY 10022 on May 18, 2010 at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¡	IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.	+